Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
among
DEVCON INTERNATIONAL CORP.
DEVCON ACQUISITION, INC.
and
GUARDIAN INTERNATIONAL, INC.
Dated as of November 9, 2005

i

ii

iii

     AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 9, 2005 among DEVCON INTERNATIONAL CORP., a Florida corporation (“Parent”), DEVCON ACQUISITION, INC., a Florida corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and GUARDIAN INTERNATIONAL, INC., a Florida corporation (the “Company”). In addition to terms defined in the Preamble, Recitals and the Sections of this Agreement, certain terms are defined in Section 9.03 of this Agreement.
RECITALS
     WHEREAS, the respective Boards of Directors of each of the Company, Parent and Merger Sub deem it fair to and in the best interests of their respective shareholders to consummate the merger (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, of Merger Sub with and into the Company in which the Company would become a wholly owned subsidiary of Parent, and such Boards of Directors have approved and adopted this Agreement and declared its advisability (and, in the case of the Board of Directors of the Company (the “Company Board”), shall or has recommended that this Agreement be adopted by the Company’s shareholders);
     WHEREAS, on the date of this Agreement, $3,000,000 shall be paid by Merger Sub to the Company as a deposit in connection with the Merger;
     WHEREAS, as an inducement to Parent and Merger Sub entering into this Agreement, Parent and certain shareholders of the Company are entering into a voting agreement simultaneously with the execution and delivery of this Agreement pursuant to which, among other things, such shareholders have agreed, subject to the terms thereof, to vote their shares of the Common Stock (as hereinafter defined) in favor of the adoption of this Agreement; and
     WHEREAS, upon consummation of the Merger, each issued and outstanding share of Class A Voting Common Stock, $.001 par value per share and Class B Nonvoting Common Stock, $.001 par value per share, of the Company, will be converted into the right to receive the Closing Payment Amount (as hereinafter defined), plus the Deferred Payment Amount (as hereinafter defined), upon the terms and subject to the conditions of this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
THE MERGER
     SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Florida Business Corporation Act (the “FBCA”), at the Effective Time, Merger Sub shall be merged with and into the Company. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

     SECTION 1.02 Closing. Unless this Agreement has been terminated in accordance with Section 8.01, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., local time, on a date to be specified by the parties, which date shall be no later than the third business day after the date on which each of the conditions set forth in Article VII have been satisfied, or waived by the party entitled to the benefit of such conditions, (other than those conditions that by their terms are to be satisfied or waived at the Closing), at the offices of Akerman Senterfitt, 1 SE Third Ave, Miami, Florida 33131, unless another time, date and/or place is agreed to in writing by Parent and the Company. The date and time upon which the Closing occurs is referred to herein as the “Closing Date”.
     SECTION 1.03 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII, the parties shall file articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Florida in such form as is required by, and executed in accordance with, the relevant provisions of the FBCA. The Merger shall become effective at such date and time as the Articles of Merger are duly filed with the Secretary of State of the State of Florida, or at such subsequent date and time as Parent and the Company shall agree and specify in the Articles of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.
     SECTION 1.04 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the FBCA.
     SECTION 1.05 Articles of Incorporation; Bylaws.
          (a) At the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended to read in its entirety as set forth in Exhibit A attached hereto and, as so amended, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by Law.
          (b) At the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety as set forth in Exhibit B attached hereto and, as so amended and restated, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by Law.
     SECTION 1.06 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

ARTICLE II
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
     SECTION 2.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or shareholders thereof, the following shall occur with respect to the securities of the Company:
          (a) Conversion of Common Stock. Each share of Class A Voting Common Stock, par value $.001 per share, of the Company (“Class A Common Stock”) and each share of Class B Nonvoting Common Stock, par value $.001 per share, of the Company (“Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”), issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be cancelled pursuant to Section 2.01(c) and other than Dissenting Shares (as defined in Section 2.05 hereof)) shall be converted into and become the right to receive in cash (i) the Closing Payment Amount without interest, which shall be payable in accordance with the procedures set forth in Section 2.04 hereof; and (ii) the Deferred Payment Amount, upon the determination of the Deferred Payment Amount pursuant to Section 2.03(d) hereof, which shall be payable in accordance with Section 2.03 hereof (the Closing Payment Amount and the Deferred Payment Amount are hereinafter collectively referred to as the “Merger Consideration”). All such shares of Common Stock so converted shall no longer be outstanding and shall automatically be cancelled, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration.
          (b) Redemption of Preferred Stock. At or promptly following the Closing, Surviving Corporation (i) shall deliver to the holders of the Company’s Series D 6% Convertible Cumulative Preferred Stock, par value $.001 per share, of the Company (“Series D Preferred Stock”), (except for such shares that are not redeemable at the election of the Company), and to the holders of the Company’s Series E 7% Cumulative Preferred Stock, par value $.001 per share, of the Company (“Series E Preferred Stock,” and together with the Series D Preferred Stock, the “Preferred Stock,” and together with the Common Stock, the “Shares”) a notice of redemption in accordance with the terms of the Preferred Stock; and (ii) shall cause the redemption of the Preferred Stock in accordance with its terms. To the extent shares of Preferred Stock are not so redeemed, such shares shall be converted into and become the right to receive in cash a pro rata portion of the Redemption Amount (based upon the portion of the Redemption Amount applicable to the appropriate series, and with the Redemption Amount calculated as if all shares of Preferred Stock were redeemable), with interest to the Effective Time, payable in accordance with the procedures set forth in Section 2.04 hereof (hereinafter, “Converted Preferred”). Prior to the Closing, the Company and the holders of the Preferred Stock may agree that all Preferred Stock shall be treated as Converted Preferred, in which case no Preferred Stock shall be redeemed and all Preferred Stock shall be Converted Preferred. All Converted Preferred shall no longer be outstanding and shall automatically be cancelled, and each certificate previously representing any such shares shall thereafter represent the right to receive the consideration set forth in this Section 2.01(b) (the “Converted Preferred Consideration”). Payment of the Redemption Amount, including the Converted Preferred Consideration, shall be subject to the receipt by the Company and the Parent of an indemnification agreement from the record holders of the Preferred Stock, substantially in the form heretofore delivered to Company in the case of certain distributions on Preferred Stock by the Company (copies of which indemnification agreements have been made available to Parent).
          (c) Cancellation of Treasury Stock and Parent-Owned Stock. Each Share held in the treasury of the Company and each Share owned directly or indirectly by Merger Sub, Parent or any subsidiary or affiliated entity thereof, immediately prior to the Effective Time shall automatically be canceled without any conversion thereof and no payment or consideration shall be delivered in exchange therefor.
          (d) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
     SECTION 2.02 Appointment of Paying Agent and Escrow Agent. Prior to the Closing Date, Parent shall (i) appoint a bank or trust company reasonably acceptable to the Company to act as paying agent in the Merger (the “Paying Agent”), and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent for the payment of the Merger Consideration and the Redemption Amount (including the Converted Preferred Consideration) in accordance with this Article II. Also prior to the Closing Date, Parent shall (i) appoint a bank or trust company reasonably acceptable to the Company to act as escrow agent in the Merger (the “Escrow Agent”), and (ii) enter into an escrow agreement in form and substance reasonably acceptable to the Company and Parent with such Escrow Agent for the disbursement of the Escrow Amount in accordance with this Article II (the “Escrow Agreement”). The same institution may serve as Paying Agent and Escrow Agent.
     SECTION 2.03 Deposit; Escrow Amount; Discharge of Debt; Determination and Payment of Deferred Payment Amount.
          (a) On the date hereof, Merger Sub shall deliver Three Million Dollars ($3,000,000) (the “Deposit”) to the Company by cashier’s check or by wire transfer of immediately available funds. In the absence of a termination of this Agreement, on the Closing Date, the Company shall transfer or apply the Deposit in accordance with the written directions of the Parent and Merger Sub, which may be to partially satisfy the deposits in paragraph (b) below.
          (b) On the Closing Date and at or before the Closing, Parent shall (i) deposit with the Escrow Agent, Three Million, Two Hundred and Sixty Thousand Dollars ($3,260,000) (the “Escrow Amount”) to be held and disbursed pursuant to this Article II and the terms of the Escrow Agreement; (ii) deposit with the Paying Agent, (A) for the benefit of the holders of shares of Common Stock, cash in an amount sufficient to pay the Merger Consideration less the Escrow Amount and (B) for the benefit of the holder(s) of the Converted Preferred, cash in amounts sufficient to pay the Converted Preferred Consideration (such cash referred to in (A) and (B) above, being collectively referred to as the “Exchange Fund”); (iii) irrevocably deposit in a trust administered by the Paying Agent, as trustee, the terms of which shall be reasonably acceptable to Company and Parent and provide for payment in accordance with the terms of this Article II and the terms of the Preferred Stock, for purposes of redemption of the Preferred

Stock, for the benefit of the holders of shares of Preferred Stock to be redeemed, cash in an amount set forth in a written notice from the Company equal to the Redemption Amount minus the Converted Preferred Consideration (the “Redemption Funds”); and (iv) provide the Company with cash in an amount set forth in a written notice from the Company up to a maximum amount equal to the amount sufficient to discharge the Debt to be discharged at Closing (the “Debt Funds”). The Escrow Amount, the Exchange Fund, the Redemption Funds and the Debt Funds shall not be used for any other purposes. The Escrow Amount and the Exchange Fund shall be invested as directed by Parent but only in a Permitted Investment. The Escrow Amount as invested shall be referred to as the “Escrow Funds”.
          (c) Discharge of Certain Debt. On the Closing Date, the Company shall cause the Debt (excluding Company acquisition holdback liability not then payable, vehicle lease Indebtedness, and Indebtedness to finance insurance premium payments) to be paid and discharged, utilizing any Debt Funds for that purpose.
          (d) Determination and Payment of Deferred Payment Amount. The Deferred Payment Amount shall be determined in accordance with the following procedures:
     (i) As soon as practical after the Closing Date, but in no event more than sixty (60) days thereafter, Parent will prepare and deliver to the Company Shareholder Representative (with a copy to the Escrow Agent) a statement (the “First Adjustment Statement”) showing Parent’s calculation of the RMR Adjustment, if any, and the Net Working Capital Adjustment, if any (collectively, the “First Proposed Adjustment”), including the detailed components of such calculation. Parent shall promptly provide, or cause the Surviving Corporation to provide, to the Company Shareholder Representative and/or his representatives, upon written request, access to and copies of books and records of the Surviving Corporation and of the Parent that reasonably relate to any Proposed Adjustment.
     (ii) If Parent does not timely deliver a First Adjustment Statement as provided in paragraph (i) of this subsection 2.03 (d), (A) the Escrow Agent shall, on the first business day following the earlier of (1) the 60th day following the Closing Date and (2) the date it receives written consent from the Parent, disburse 75% of the Escrow Funds to the Paying Agent, who shall, upon receipt, disburse such funds to the former holders of (x) the shares of Common Stock and (y) the Company Stock Options and Company Stock Warrants who receive a Closing Payment Amount pursuant to Section 2.06 (collectively the “Former Holders”), as the Deferred Payment Amount pursuant to Section 2.01(a) and Section 2.06(b), and (B) within one-hundred twenty (120) days after the Closing Date the Company Shareholder Representative may prepare and deliver to the Parent (with a copy to the Escrow Agent) a statement (the “CSR First Adjustment Statement”) showing the Company Shareholder Representative’s calculation of the RMR Adjustment, if any, and/or the Net Working Capital Adjustment, if any (collectively, the “CSR First Proposed Adjustment”), including the detailed components of such calculation. Parent shall promptly provide, or cause the Surviving Corporation to provide, to the Company Shareholder Representative and/or his representatives, upon written request, access to and copies of books and records of the Surviving Corporation and of the Parent that reasonably relate to any Proposed Adjustment.

     (iii) In the event a First Adjustment Statement is timely delivered and the Company Shareholder Representative disagrees with the First Proposed Adjustment, the Company Shareholder Representative shall send written notice of such disagreement to Parent (with a copy to the Escrow Agent) within sixty (60) days after receipt of the First Adjustment Statement. Such notice shall, to the extent practicable, include the Company Shareholder Representative’s calculation of the First Proposed Adjustment and provide reasonably detailed information identifying the reason the First Proposed Adjustment is not accurate. In the event that the Company Shareholder Representative does not timely give such notice, then the Parent’s First Proposed Adjustment shall be deemed final, in which event (A) the Escrow Agent, shall, on the first business day following the 60th day following the receipt by the Company Shareholder Representative of the First Adjustment Statement, disperse from the Escrow Funds such amount as set forth in the First Adjustment Statement to the Parent or Paying Agent, as applicable, and/or (B) the Parent shall, to the extent applicable, on the first business day following the 60th day following the receipt by the Company Shareholder Representative of the First Adjustment Statement, deposit additional cash with the Paying Agent for prompt distribution to the Former Holders, in accordance with the instructions provided in the First Adjustment Statement. If the Company Shareholder Representative provides earlier written notice to the Parent (with a copy to the Escrow Agent) that there is no disagreement with the First Proposed Adjustment, the distributions referred to in the immediately preceding sentence shall be made within five (5) days of receipt by Parent of Company Shareholder Representative’s notice.
     (iv) If the Company Shareholder Representative timely sends a written notice in accordance with subsection (iii), the matter or matters shall be referred, within ten (10) business days after Parent’s receipt of such notice, to an independent accounting firm mutually acceptable to the Parent and the Company Shareholder Representative (the “Firm”). The Firm and its representatives shall be given prompt access to such information and persons as it may reasonably request in connection with the performance of its functions hereunder.
     (v) The Firm shall make a final determination of any RMR Adjustment and Net Working Capital Adjustment included in the First Adjustment Statement. The foregoing determinations of the Firm shall be binding on all parties, and the Firm shall deliver such determinations in writing to Parent and the Company Shareholder Representative (with a copy to Escrow Agent), with such detail as is reasonably requested. The Escrow Agent shall, on the first business day following its receipt of a joint written instruction from the Parent and the Company Shareholder Representative, disburse the Escrow Funds in accordance with the instructions provided in such notice. The joint written instruction shall be promptly delivered to the Escrow Agent but in no event later than five (5) days after the receipt of the Firm’s written determination.
     (vi) In the event Parent fails to timely delivery the First Adjustment Statement and a CSR First Adjustment Statement is timely delivered and the Parent disagrees with the CSR First Proposed Adjustment, it shall send written notice of such disagreement to the Company Shareholder Representative (and the Escrow Agent) within sixty (60) days after receipt of the CSR First Adjustment Statement. Such notice shall, to the extent practicable, include the Parent’s calculation of the CSR First Proposed Adjustment and provide reasonably detailed information identifying the reason the CSR First Adjustment Statement is not accurate. In the event that the Parent does not timely give such notice, then the CSR First Proposed Adjustment shall be deemed final, in which event (A) the Escrow Agent shall on the first business day following the 60th day following receipt by Parent of the CSR First Adjustment Statement, disburse from the Escrow Funds such amount as set forth in the CSR First Adjustment Statement to the Paying Agent for distribution to the Former Holders or Parent, as applicable, and/or (b) the Parent shall, to the extent applicable, on the first business day following the 60th day following the receipt by the Parent of the CSR First Adjustment Statement, deposit additional cash with the Paying Agent for prompt distribution to the Former Holders, in accordance with the instructions provided in the CSR First Adjustment Statement. If the Parent provides earlier written notice to the Company Shareholder Representative that there is no disagreement with the CSR First Proposed Adjustment, the Escrow Agent shall make the distributions from the Escrow Funds and if applicable the Parent shall deposit with the Paying Agent the amounts set forth in the CSR First Adjustment Statement within five (5) days of Company Shareholder Representative’s receipt of Parent’s notice.
     (vii) If the Parent timely sends a written notice in accordance with subsection (vi), the matter or matters shall be referred, within ten (10) business days after Company Shareholder Representative’s receipt of such notice, to the Firm. The Firm and its representatives shall be given prompt access to such information and persons as it may reasonably request in connection with the performance of its functions hereunder.
     (viii) The Firm shall make a final determination of any RMR Adjustment and Net Working Capital Adjustment included in the CSR First Adjustment Statement. The foregoing determinations of the Firm shall be binding on all parties, and the Firm shall deliver such determinations in writing to Parent and the Company Shareholder Representative (with a copy to the Escrow Agent), with such detail as is reasonably requested. The Escrow Agent shall, on the first business day following its receipt of a joint written instruction from the Parent and the Company Shareholder Representative, disburse the Escrow Funds in accordance with the instructions provided in such joint written instruction, and if applicable, the Parent shall deposit with the Paying Agent the amounts set forth in the Firm’s determination within five (5) days of receipt of the Firm’s final determination. The joint written instruction shall be promptly delivered to the Escrow Agent but in no event later than five (5) days after the receipt of the Firm’s written determination.
     (ix) As soon as practical after the Closing Date, but in no event more than one hundred and twenty (120) days thereafter, Parent will prepare and deliver to the Company Shareholder Representative (with a copy to the Escrow Agent) a statement (the “Second Adjustment Statement”) showing any loss or expense incurred by Parent or the Surviving Corporation as a result of a breach by the Company of the representations set forth in Article III hereof, including a reasonably detailed description of each alleged misrepresentation and reference to the breached provision of this Agreement, and the components of any such loss or expense (each, a “Misrepresentation Loss,” and collectively, the “Misrepresentation Losses”) (collectively, the “Second Proposed Adjustment”). Parent shall promptly provide, or cause the Surviving Corporation to provide, to the Company Shareholder Representative and/or his representatives, upon written request, access to and copies of books and records of the Surviving Corporation and of the Parent that reasonably relate to the Second Proposed Adjustment. Notwithstanding the foregoing, as to all Misrepresentation Losses other than losses or expenses incurred by Parent or the Surviving Corporation as a result of a breach by the Company of the representations set forth in Section 3.07 hereof, until such time as the total of all such Misrepresentation Losses exceed in the aggregate $100,000, the Parent shall not be entitled to reimbursement of such losses from the Escrow Funds; provided, however, that once such threshold is exceeded, the Second Proposed Adjustment shall include the amount of all Misrepresentation Losses including the first $100,000 of losses, but the Company’s liability for such Misrepresentation Losses shall not exceed $100,000. Net Working Capital Adjustments, RMR Adjustments and breaches of representations or warranties contained in Section 3.07 shall not be subject to the $100,000 limitation. The parties understand and agree that the obligation to pay any Misrepresentation Losses or amounts due to Parent as a result of the Net Working Capital Adjustment or RMR Purchase Price Decrease post-Closing shall be limited to funds available for disbursement from the Escrow Account, and any amount due to the Former Holders as a result of the Net Working Capital Adjustment post-Closing shall be paid initially from the Escrow Funds available; provided, however, that Parent shall, prior to the date of the Second Adjustment Statement, make a deposit into the Escrow Funds in an amount equal to the Net Working Capital Adjustment resulting from the Closing Net Worth being greater than the Base Net Worth. The parties also understand and agree that any Escrow Funds not due to Parent as a result of Misrepresentation Losses or as a result of the Net Working Capital Adjustment or RMR Adjustment post-Closing shall be distributed to the Paying Agent for distribution to the Former Holders as a Deferred Payment Amount after the Proposed Adjustments have been finally reconciled pursuant to the provisions of Section 2.03(d).
     (x) In the event a Second Adjustment Statement is timely delivered and the Company Shareholder Representative disagrees with the Second Proposed Adjustment, the Company Shareholder Representative shall send written notice of such disagreement to Parent (with a copy to the Escrow Agent) within fifty (50) days after receipt of the Second Adjustment Statement. Such notice shall, to the extent practicable, include the Company Shareholder Representative’s calculation of the Second Proposed Adjustment and provide reasonably detailed information identifying the reason the Second Proposed Adjustment is not accurate. In the event that the Company Shareholder Representative does not timely give such notice, then the Parent’s Second Proposed Adjustment shall be deemed final and the Escrow Agent shall promptly disburse the balance of the Escrow Funds to Parent and/or Paying Agent in accordance with the instructions provided in the Second Adjustment Statement.
     (xi) If the Company Shareholder Representative timely sends a written notice in accordance with subsection (x), the matter or matters shall be referred, within ten (10) business days after Parent’s receipt of such notice, to the Firm. The Firm shall evaluate any claim of Misrepresentation Losses, determine the accuracy and amount thereof, and make a final determination as to the amount, if any, of such Misrepresentation Losses. In that connection, the Firm may engage legal counsel to advise the Firm with respect to claims of breach of Article III hereof. The foregoing determinations of the Firm shall be binding on all parties, and the Firm shall deliver such determinations in writing to the Parent and the Company Shareholder Representative (with a copy to the Escrow Agent) with such detail as is reasonably requested. The Escrow Agent shall, on the first business day following its receipt of a joint written instruction from the Parent and the Company Shareholder Representative, disburse the balance of the Escrow Funds in accordance with the instructions provided in such notice, and thereafter the Escrow Agreement shall terminate and the Escrow Agent shall be released from all further obligations under the terms of the Escrow Agreement. The joint written instruction shall be promptly delivered to the Escrow Agent but in no event later than five (5) days after receipt of the Firm’s written determination. Prior to the distribution of any Escrow Funds, the Escrow Agent shall be entitled to reimbursement from the Escrow Funds of its fees, costs and expenses incurred in connection with acting as Escrow Agent pursuant to the terms of the Escrow Agreement provided, however, that if as a result of the Company Shareholder Representative’s written notice of disagreement with the Parent’s First Proposed Adjustment or Second Proposed Adjustment, the amount finally agreed by the parties or determined by the Firm as the final adjustment has a benefit to the Former Holders of more than Twenty-Five Thousand Dollars ($25,000) greater than the amount proposed in the First Proposed Adjustment or Second Proposed Adjustment, Parent shall pay, or reimburse the Escrow Fund, for the fees, costs and expenses of the Escrow Agent incurred as a result of the Company Shareholder Representative’s efforts inuring to the benefit of the Former Holders. If the Company Shareholder Representative disagrees with the Parent’s First Proposed Adjustment or Second Proposed Adjustment, and the amount finally agreed by the parties or determined by the Firm as the final adjustment results in a benefit to the Parent of Twenty-Five Thousand Dollars ($25,000) or more than the amount proposed in the First Proposed Adjustment or Second Proposed Adjustment or in the aggregate there is no material benefit inuring to the Former Holders as a result of the adjustment or settlement resulting from the Company Shareholder Representative’s efforts, then all of the fees and expenses of the Escrow Agent associated with such review shall be paid as a reduction of any amount payable to the Paying Agent from the Escrow Funds.
     (xii) At any time, the Parent and/or the Company Shareholder Representative may propose, and both may agree, to settle all disputed items. In the event there are proposals for settlement from both parties, but no agreed settlement, the party (i.e., Parent, on the one hand, and the Company Shareholder Representative on behalf of the Former Holders, on the other hand) whose last proposed offer for the settlement of the items in dispute, taken as a whole, was farther away from the final determination of the Firm, shall pay all fees and expenses of the Firm associated with such review and determination provided that any amount payable by the Former Holders shall only be paid as a reduction of any amount payable to the Paying Agent from the Escrow Funds. If no such settlement offers were made, then the fees and expenses of the Firm associated with such review shall be shared equally by Parent and the Former Holders, provided that the portion payable by the Former Holders shall only be paid as a reduction of any amount payable by the Paying Agent from the Escrow Funds, and provided, further, that (A) if Parent is obligated to pay or reimburse the fees, costs and expenses of the Escrow Agent in accordance with subsection (xi) of this Section 2.03, Parent shall be responsible for payment of the fees and expenses of the Firm, and (B) if the Former Holders are obligated to pay or reimburse the fees, costs and expenses of the Escrow Agent in accordance with subsection (xi) of this Section 2.03, then all of the fees and expenses of the Firm associated with such review shall be paid as a reduction of any amount payable to the Paying Agent from the Escrow Funds. All of the fees and expenses of the Company Shareholder Representative shall be paid or reimbursed from the Escrow Funds distributed to the Paying Agent prior to disbursement of any amounts to the Former Holders, but after any amounts the Former Holders are required to pay to the Escrow Agent and Firm.
     (xiii) The parties hereto agree to use their reasonable good faith best efforts to distribute all Escrow Funds remaining in the Escrow Account pursuant to this Section 2.03(d) no later than one hundred and eighty (180) days after the Closing Date.
     (xiv) The Company Shareholder Representative shall not be liable for acts or omissions in the performance of his, her or its responsibilities under this Agreement unless such acts or omissions are finally adjudicated to have involved fraud or willful misconduct. The Parent agrees that the covenants and obligations of the Parent provided for in Section 6.03 shall extend to the Company Shareholder Representative.
     SECTION 2.04 Exchange of Certificates.
          (a) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each person who was, at the Effective Time, a holder of record of shares of Common Stock entitled to receive the Merger Consideration pursuant to Section 2.01(a) or a holder of record of shares of Converted Preferred: (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (or in the case of the Converted Preferred, the pro rata portion of the Redemption Amount). Upon surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash which such holder has the right to receive in respect of the shares formerly represented by such Certificate pursuant to Section 2.01(a) and the Certificate so surrendered shall forthwith be canceled. As soon as reasonably practicable after receipt of the required documentation from a holder, the Paying Agent shall make payment to such holder by mailing certified or bank checks payable to such holder in next day funds; provided, however, if and to the extent that a holder is entitled to receive a Closing Payment Amount (or Redemption Funds) in excess of $500,000, such holder may, at its option, deliver to the Paying Agent at or after Closing the documentation required herein together with wire transfer instructions, and upon the receipt of the same by the Paying Agent at or after Closing, the Paying Agent shall make payment to such holder by wire transfer of same day funds in accordance with such instructions. At the relevant time provided in Section 2.03(d), the Paying Agent shall pay to the holders who received a Closing Payment Amount, the applicable Deferred Payment Amount owed to such holders by mailing certified or bank checks payable to such holders in next day funds; provided, however, if and to the extent that a holder is entitled to receive a Deferred Payment Amount in excess of $500,000, such holder may, at its option, deliver to the Paying Agent at or after Closing the documentation required herein together with wire transfer instructions, and upon the receipt of the same by the Paying Agent at or after Closing, the Paying Agent shall make payment to such holder by wire transfer of same day funds in accordance with such instructions.
          In the event of a transfer of ownership of shares of Common Stock that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate representing such shares shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.04, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Certificate is entitled pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.
          (b) No Further Rights. From and after the Effective Time, holders of Certificates shall cease to have any rights as shareholders of the Company, except as provided herein or by Law.
          (c) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the Former Holders for one year after the Effective Time shall be delivered to Parent, upon demand, and any such holders who have not theretofore complied with this Section 2.04 shall thereafter look only to Parent for, and Parent shall remain liable for, payment of such Former Holder’s claim for the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by the Former Holders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.
          (d) No Liability. None of the Paying Agent, Escrow Agent, Parent, Merger Sub or the Surviving Corporation shall be liable to any holder of Shares for any cash (including any dividends or distributions with respect to such Shares) delivered to a public official pursuant to any abandoned property, escheat or similar Law.
          (e) Withholding Rights. Each of the Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to such payment under all applicable Tax Laws. To the extent that amounts are so withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.
          (f) Lost Certificates. If any Certificate for Shares shall have been lost, stolen or destroyed, upon (i) the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and (ii) if required by the Surviving Corporation, (A) in the event such person is a holder of over 150 Shares, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may reasonably direct, or (B) in the event such person is a holder of 150 or fewer Shares, reasonable personal assurances from such person, in each case as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, then, as the case may be, (x) the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01(a), and (y) the Parent shall cause the Redemption Amount attributable to such Shares to be paid pursuant to Section 2.01(b).
     SECTION 2.05 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Paying Agent or Parent for any reason shall be canceled against delivery of the Merger Consideration or Redemption Amount to which the holders thereof are entitled pursuant to Section 2.01(a) or Section 2.01(b), as the case maybe.
     SECTION 2.06 Company Stock Options and Company Warrants.
          (a) Between the date of this Agreement and the Closing Date, the Company shall take all necessary action (which action shall be effective as of the Effective Time), including obtaining the consent of the individual option and warrant holders and the adoption of Company Board resolutions, if necessary, to (i) terminate the Company’s Stock Option Plan, (ii) cancel, as of the Effective Time, each option to purchase shares of Common Stock granted under such Stock Option Plan or otherwise (each, a “Company Stock Option”) that is outstanding and unexercised immediately prior to the Effective Time (in each case, without the creation of additional liability to the Company or any Subsidiaries but subject to the terms of this Agreement); and (iii) cancel, as of the Effective Time, each outstanding warrant to purchase shares of Common Stock (each, a “Company Warrant”) that is outstanding and unexercised immediately prior to the Effective Time (in each case, without the creation of additional liability to the Company or any Subsidiaries but subject to the terms of this Agreement).
          (b) Each holder of a Company Stock Option or Company Warrant that is outstanding and unexercised immediately prior to the Effective Time and has an exercise price per share of Common Stock that is less than the Merger Consideration shall (subject to the provisions of this Section 2.06) be paid by the Paying Agent, in exchange for the cancellation of such Company Stock Option or Company Warrant, as the case may be, an amount in cash (subject to any applicable withholding Taxes) equal to the product of (i) the difference between the Closing Payment Amount and the applicable exercise price per share of such Company Stock Option or Company Warrant, as the case may be, and (ii) the aggregate number of shares of Common Stock issuable upon exercise of such Company Stock Option or Company Warrant, as the case may be. The Paying Agent shall make payment to the holders of Company Stock Options or Company Warrants within five (5) days following the Closing Date by mailing certified or bank checks payable to such holders in next day funds; provided, however, if and to the extent that a holder is entitled to receive a Closing Payment Amount in excess of $500,000, such holder may, at its option, deliver to the Paying Agent at or after Closing wire transfer instructions, and upon the receipt of the same by the Paying Agent at or after Closing, the Paying Agent shall make payment to such holder by wire transfer of same day funds in accordance with such instructions. Promptly after the determination of the Deferred Payment Amount pursuant to Section 2.03(d) hereof, the Paying Agent shall pay to each former holder of a Company Stock Option or Company Warrant who received a Closing Payment Amount, the applicable Deferred Payment Amount (subject to the fees, and possible reductions and increases contemplated by Section 2.03(d)), by mailing certified or bank checks payable to such holders in next day funds; provided, however, if and to the extent that a holder is entitled to receive a Deferred Payment Amount in excess of $500,000, such holder may, at its option, deliver to the Paying Agent at or after Closing wire transfer instructions, and upon the receipt of the same by the Paying Agent at or after Closing, the Paying Agent shall make payment to such holder by wire transfer of same day funds in accordance with such instructions. Any such payments shall be subject to all applicable federal, state and local Tax withholding requirements.
     SECTION 2.07 Dissenting Shares.
          (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the applicable provisions of the FBCA, Shares that are outstanding immediately prior to the Effective Time and that are held by any shareholder who is entitled to demand and properly demands the appraisal for such Shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 607.1301 et seq. of the FBCA shall not be converted into, or represent the right to receive, the Merger Consideration. Any such shareholder shall instead be entitled to receive payment of the fair value of such shareholder’s Dissenting Shares in accordance with the applicable provisions of the FBCA; provided, however, that all Dissenting Shares held by any shareholder who shall have failed to perfect or who otherwise shall have withdrawn or lost such shareholder’s rights to appraisal of such Shares under Section 607.1301 et seq. of the FBCA shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender in the manner contemplated by Section 2.01(b) or provided in Section 2.04, as the case maybe, of the Certificate or Certificates that formerly evidenced such Shares.
          (b) The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to the applicable provisions of the FBCA and received by the Company, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the applicable provisions of the FBCA if the Company participates in such negotiations or proceedings. The Company shall not, except with the prior written consent of Parent, make any payment or agree to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), which includes, inter alia, exceptions to the representations and warranties made by Company to Parent and Merger Sub, the Company hereby represents and warrants to Parent and Merger Sub as follows (a disclosure in any section of the Company Disclosure Schedule which clearly describes the information being disclosed and specifically references another Company Disclosure Schedule, shall constitute a disclosure in such other referenced Company Disclosure Schedule):
     SECTION 3.01 Organization and Qualification; Subsidiaries.
          (a) The Company and each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have a Company Material Adverse Effect.
          (b) A true and complete list of all Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock or other equity interests of each Subsidiary owned by the Company, each other Subsidiary and any other person, is set forth in Section 3.01(b) of the Company Disclosure Schedule.
          (c) Section 3.01(c) of the Company Disclosure Schedule lists any and all persons of which the Company directly or indirectly owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest, of less than 50% of such person (collectively, the “Investments”). The Company or a Subsidiary, as the case may be, owns all Investments free and clear of all Liens, and there are no outstanding contractual obligations of the Company or any Subsidiary permitting the repurchase, redemption or other acquisition of any of its interest in the Investments or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, or provide any guarantee with respect to, any Investment.
     SECTION 3.02 Articles of Incorporation and Bylaws. The Company has made available to Parent a complete and correct copy of the articles of incorporation and the bylaws or similar organizational documents, each as amended to date, of the Company and each Subsidiary. Such articles of incorporation and bylaws or similar organizational documents are in full force and effect and no other organizational documents are applicable or binding upon the Company or any of its Subsidiaries. Neither the Company nor (to the knowledge of the Company as to any period prior to acquisition of such Subsidiary by the Company) any Subsidiary is, nor has either the Company or any Subsidiary been, in violation of any provision of its articles of incorporation or bylaws or similar organizational documents in any material respect. The Company has made available to Parent complete and correct copies of the minutes of all meetings and all written consents of the Company Board (and each committee thereof) and of the shareholders of the Company, in each case since July 1, 2001 and prior to October 1, 2005.
     SECTION 3.03 Capitalization.
          (a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 100,000,000 shares of Class A Common Stock, of which 8,096,441 shares were issued and outstanding, no shares were held in the Company’s treasury and (A) 824,341 shares were reserved for future issuance upon the exercise of Company Stock Options and Company Warrants with a term and exercise price, vesting schedule and other material terms set forth in Section 3.03(a) of the Company Disclosure Schedule, (B) 634,035 shares were reserved for future issuance upon the conversion of the Class B Common Stock; and (C) 4,784,333 shares were reserved for future issuance upon the conversion of the Series D Preferred Stock outstanding as of the date of this Agreement, (ii) 1,000,000 shares of Class B Common Stock, of which 634,035 shares were issued and outstanding, no shares were held in the Company’s treasury and no shares were reserved for future issuance for the exercise of stock options, warrants or other instruments convertible into such shares, (iii) 30,000,000 shares of Preferred Stock, par value $.001 per share, of which (A) 14,353 shares of Series D Preferred Stock were issued and outstanding, no shares of which were held in the Company’s treasury and no shares of which were reserved for future issuance for the exercise of stock options, warrants or other instruments convertible into such shares, and (B) 8,000 shares of Series E Preferred Stock are issued and outstanding, no shares of which were held in the Company’s treasury and no shares of which were reserved for future issuance for the exercise of stock options, warrants or other instruments convertible into such shares.
          (b) Since December 31, 2004 through the date of this Agreement, other than in connection with the issuance of Shares pursuant to the exercise of Company Stock Options outstanding as of December 31, 2004, there has been no change in the number of shares of outstanding capital stock of the Company or the number of outstanding Company Stock Options or Company Warrants.
          (c) The Company does not have a “poison pill” or similar shareholder rights plan. Except as described in this Agreement and in the Company Disclosure Schedule, there are no (A) options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary, (B) voting securities of the Company or securities convertible, exchangeable or exercisable for shares of capital stock or voting securities of the Company, or (C) equity equivalents, interests in the ownership or earnings of the Company or any Subsidiary or rights with respect to the foregoing. All shares of Common Stock reserved for issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Common Stock or any capital stock of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other person. None of the Company or any Subsidiary is a party to any shareholders’ agreement, voting trust agreement or registration rights agreement relating to any equity securities of the Company or any Subsidiary or any other Contract relating to disposition, voting or dividends with respect to any equity securities of the Company or of any Subsidiary.
          (d) Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and each such share or interest is owned by the Company or another Subsidiary free and clear of all options, rights of first refusal, agreements, limitations on the Company’s or any Subsidiary’s voting, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever.
          (e) The minute books of the Company and the Subsidiaries, as previously made available to Parent, contain in all material respects accurate records of all meetings of and all corporate actions or written consents by the holders of capital stock and the directors of the Company and the Subsidiaries, as applicable. The minute books for the Company and the Subsidiaries made available to Parent for review were correct and complete in all material respects as of September 30, 2005, no further entries have been made through the date of this Agreement, and such minute books contain the true signatures of the persons purporting to have signed them. All material corporate actions taken by the Company have been duly authorized or ratified. All accounts, books, ledgers and official and other records of the Company and each Subsidiary accurately and fairly reflect in reasonable detail the activities of the Company and such Subsidiary, and there are no material inaccuracies or discrepancies of any kind contained therein. The stock ledgers of the Company and each Subsidiary, as previously made available to Parent, contain accurate and complete records of all issuances, transfers and cancellations of shares of the capital stock of the Company and each Subsidiary. The books and records of the Company fully and fairly reflect, in all material respects as and to the extent required by GAAP, Consistently Applied, all of its transactions, properties, assets and liabilities. The foregoing representations in subpart (e) with respect to Subsidiaries are made to the knowledge of the Company as to any period prior to acquisition of such Subsidiary by the Company.
          (f) Shareholders of the Company. Section 3.03(f) of the Company Disclosure Schedule sets forth, with respect to the Company, the name and address of, and the number of outstanding shares of each class of its capital stock owned of record by, each shareholder of the Company as of the close of business on the date of this Agreement. From December 31, 2004 up to and including the Most Recent Balance Sheet date, the Company has not made any distributions to its shareholders other than cash and PIK dividends to the holders of the Preferred Stock. The Company has paid in full all accumulated dividends on its capital stock that were payable as of the date hereof.

     SECTION 3.04 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions, other than with respect to the waiver of any rights triggered by this Agreement or the Transactions (as identified on Section 3.04 of the Company Disclosure Schedule), and the approval of this Agreement and/or the Transactions by the holders of Shares in accordance with the FBCA, the Company’s Articles of Incorporation and Bylaws, and the Shareholder Agreements (collectively, “Shareholder Approval”). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity.
     SECTION 3.05 No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, (i) conflict with or violate the Articles of Incorporation or Bylaws (or similar organizational documents) of the Company or any Subsidiary, (ii) subject to (x) obtaining Shareholder Approval, (y) obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, any national, provincial, federal, state or local government, regulatory or administrative authority, or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), pursuant to the applicable requirements, if any, of the, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), and the filing and recordation of appropriate merger documents as required by the FBCA (all as identified on Section 3.05 of the Company Disclosure Schedule), and (z) giving the notices and obtaining the consents, approvals, authorizations or permits described in Section 3.05(a) of the Company Disclosure Schedule, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, judgment, decree or other order (“Law”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to obtaining Shareholder Approval, result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require consent or result in a material loss of a material benefit under, give rise to a right or obligation to purchase or sell assets or securities under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract (written or oral), agreement, lease, license, permit, franchise or other binding commitment, instrument or obligation (each, a “Contract”) to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.06 Permits; Compliance. The Company and each Subsidiary is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each such entity to own, lease and operate its material properties or to carry on its business substantially as it is now being conducted (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor any Subsidiary is operating in violation of: (a) any Law applicable to such entity or by which any property or asset of such entity is bound or affected, and (b) any Company Permit to which such entity is a party or by which such entity or any such property or asset of such entity is bound, except in any case for any such violations which would not have a Company Material Adverse Effect. The parties understand that certain licenses used in connection with the Company’s and its Subsidiaries’ businesses are held by individual employees, and that such individual licenses are not assignable to the Merger Sub or Parent.
     SECTION 3.07 Financial Statements; Undisclosed Liabilities.
          (a) Financial Statements. The Company has previously delivered to Parent or attached to Section 3.07(a) of the Company Disclosure Schedule, are the following financial statements (collectively the “Financial Statements”): (i) the Company’s consolidated audited balance sheet and statements of operations, changes in shareholders’ deficit and cash flows as of and for the stated years ended December 31, 2004 and (ii) the Company’s consolidated unaudited balance sheet and statements of operations, changes in shareholders’ deficit and cash flows as of and for the interim periods beginning January 1, 2005 and ended September 30, 2005 (collectively, the “Most Recent Financial Statements”) (the month ended September 30, 2005 is hereinafter referred to as the “Most Recent Fiscal Month End”). The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”), applied on a consistent basis throughout the periods involved (except to the extent required by changes in GAAP or as may be indicated in the notes thereto, if any) (hereinafter, “Consistently Applied”) and present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations for the periods indicated; provided, that, the Most Recent Financial Statements are subject to normal year-end audit adjustments (which are not material on a consolidated basis) and omit footnotes and other presentation items which are required by GAAP. The Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.
          (b) Undisclosed Liabilities. Except as set forth in Section 3.07(b) of the Company Disclosure Schedule, the Company does not have any material liabilities, whether accrued, absolute, contingent or otherwise, of the type required by GAAP to be reflected or reserved against on the balance sheets except (i) to the extent reflected, reserved or taken into account in the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2005, including all notes thereto, if any (the “Most Recent Balance Sheet”) and not heretofore paid or discharged, (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding), (iii) normal accruals, reclassifications, and audit adjustments which would be reflected on an audited financial statement and which would not be material on a consolidated basis, and (iv) liabilities incurred in the ordinary course of business consistent with past practice prior to the date of the Most Recent Balance Sheet which, in accordance with GAAP Consistently Applied, were not recorded thereon.
     SECTION 3.08 Intentionally Omitted.
     SECTION 3.09 Absence of Certain Changes or Events. Since December 31, 2004, there has not been any Company Material Adverse Effect except as identified on Section 3.09 of the Company Disclosure Schedule. Except as identified on Section 3.09 of the Company Disclosure Schedule, since December 31, 2004 and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice, and (b) neither the Company nor any Subsidiary has:
     (i) amended or otherwise changed its Articles of Incorporation or Bylaws or similar organizational documents;
     (ii) declared, set aside, made or paid any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for (x) dividends or other distributions by any Subsidiary only to the Company or any direct or indirect wholly owned Subsidiary of the Company; and (y) dividends required to be paid pursuant to the terms of the Company’s Preferred Stock;
     (iii) reclassified, combined, split, subdivided or redeemed, or purchased or otherwise acquired, directly or indirectly, any of its capital stock;
     (iv) increased the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and in a manner consistent with past practice, or granted any severance or termination pay to, or entered into any employment, bonus, change of control or severance agreement with, any director or officer or, except in the ordinary course of business in a manner consistent with past practice, any other employee of the Company or of any Subsidiary;
     (v) suffered any material damage, destruction or loss (whether or not covered by insurance);
     (vi) made any change in financial or Tax accounting methods or practices materially affecting its assets, liabilities or business, except insofar as may have been required or permitted (provided that such permitted change is disclosed on the Company Disclosure Schedule hereto) by a change in GAAP;
     (vii) made any acquisition or disposition of any real property or any portion of its business;
     (viii) made any material tax election or settled or compromised any material United States federal, state or local income tax liability; or

     (ix) announced an intention, entered into any formal or informal agreement or otherwise made a commitment, to do any of the foregoing.
     SECTION 3.10 Absence of Litigation. Except as set forth on Section 3.10 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, proceeding, hearing, petition, grievance, complaint or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority or arbitrator that would reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, no officer or director of the Company is a defendant in any Action in connection with his status as an officer or director of the Company or any Subsidiary. Other than pursuant to Articles of Incorporation, Bylaws or other organizational documents, no Contract between the Company or any Subsidiary and any current or former director or officer exists that provides for indemnification. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.
     SECTION 3.11 Employees; Employee Benefit Plans.
          (a) Employees. Section 3.11(a) of the Company Disclosure Schedule sets forth the name and current rate of compensation of the employees of the Company and its Subsidiaries (“Employees”) as of October 20, 2005. There are no accrued and unpaid vacation pay for any Employees except for the accruals set forth on Section 3.11(a) of the Company Disclosure Schedule. The Company is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and, to the Company’s knowledge, there has been no effort by any labor union during the 24 months prior to the date hereof to organize any employees of the Company into one or more collective bargaining units. There is no pending or, to the Company’s knowledge, threatened labor dispute, strike or work stoppage which affects or which may affect the business of the Company or which may interfere with its continued operations. Neither the Company nor any agent, representative or employee thereof has within the last 24 months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or, to the Company’s knowledge, threatened charge or complaint against the Company by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage or threat thereof involving any of the employees of the Company during the 24 months prior to the date hereof. The Company has complied in all material respects with applicable Laws, rules and regulations relating to employment, civil rights and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, and the Americans with Disabilities Act, as amended.
          (b) Section 3.11(b) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, consultant, officer or director of the Company or any Subsidiary (collectively, the “Plans”). The Company has made available to Parent a true and complete copy of each Plan and has made available to Parent a true and complete copy of (where applicable) (A) each trust or funding arrangement prepared in connection with each such Plan, (B) the two most recently filed annual reports on Internal Revenue Service (“IRS”) Form 5500, (C) the most recently received IRS determination letter for each such Plan, (D) the two most recently prepared actuarial reports and financial statements in connection with each such Plan, and (E) the most recent summary plan description and any material written communications (or a description of any material oral communications) by the Company or the Subsidiaries to any current or former employees, consultants, or directors of the Company or any Subsidiary concerning the extent of the benefits provided under a Plan.
          (c) Neither the Company nor any Subsidiary has now or at any time contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the United States Internal Revenue Code of 1986, as amended (the “Code”) or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”); or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). No Plan exists that could result in the payment to any present or former employee, director or consultant of the Company or any Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any current or former employee of the Company or any Subsidiary as a result of the consummation of the Transactions (whether alone or in connection with any subsequent event). There is no contract, plan or arrangement (written or otherwise) covering any current or former employee of the Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.
          (d) With respect to the Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any Subsidiary could reasonably be expected to be subject to any actual or contingent liability under the terms of such Plan or any applicable Law which would reasonably be expected to have a Company Material Adverse Effect.
          (e) Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or prototype opinion letter from the IRS covering all of the provisions applicable to the Plan for which determination letters or prototype opinion letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, to the knowledge of the Company, no circumstance exists that could reasonably be expected to result in the revocation of such exemption.
          (f) (i) Each Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable

Laws, except to the extent such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and (ii) no Plan provides retiree welfare benefits, and neither the Company nor any Subsidiary has any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code.
          (g) With respect to any Plan, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, that would reasonably be expected to have a Company Material Adverse Effect, (ii) to the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such Actions, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the knowledge of the Company, threatened.
     SECTION 3.12 Intentionally Omitted
     SECTION 3.13 Real Property; Title to Assets.
          (a) Neither the Company nor any of its Subsidiaries owns any real property.
          (b) Section 3.13(b) of the Company Disclosure Schedule lists each parcel of real property currently leased or subleased by the Company or any Subsidiary (collectively, the “Leased Properties”) and sets forth the Company or the Subsidiary holding such leasehold interest, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions remaining payable by the Company or any Subsidiary in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). The Company or the applicable Subsidiary set forth on Section 3.13(b) of the Company Disclosure Schedule owns a valid leasehold interest in the Leased Properties, free and clear of all Liens other than Permitted Liens. True, correct and complete copies of all Lease Documents have been delivered to Parent. Each of the Lease Documents is valid, binding and in full force and effect as against the Company or the Subsidiaries and, to the Company’s knowledge, as against the other party thereto. Neither the Company nor any Subsidiary has received written notice under any of the Lease Documents of any default, and, to the Company’s knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a material default by the Company or the applicable Subsidiaries thereunder.
          (c) To the Company’s knowledge, there are no latent defects or adverse physical conditions affecting any Leased Property or the improvements thereon, other than those that would not reasonably be expected to have a Company Material Adverse Effect.
          (d) To the Company’s knowledge, the Company and the Subsidiaries own, or have valid leasehold rights to, all material furniture, fixtures, equipment, operating supplies and other personal property (collectively, the “Personal Property”) necessary for the operation of each Leased Property, subject to no Liens in the case of owned Personal Property. The Company owns or has a valid leasehold right to all Personal Property at each central monitoring station. Section 3.13(d) of the Company Disclosure Schedule sets forth a complete and accurate list of all the material items of equipment, machinery, computers, chattels, tools, parts, machine tools, furniture, furnishings and fixtures, owned by the Company as of September 30, 2005. Section 3.13(d) of the Company Disclosure Schedule also sets forth a complete and accurate list of the material items of equipment leased by the Company as of September 30, 2005. The Company has good title to the items described in such Schedule and valid and subsisting leasehold rights to such items as are being leased by it free and clear of all Liens except Permitted Liens. Section 3.13(d) of the Company Disclosure Schedule also sets forth a complete and accurate list of the vehicles owned or leased by the Company and its Subsidiaries. All personal property owned by the Company at any location at which the Company provides alarm or security services as of the applicable date(s) in the Financial Statements, has a useful life at least as long as that which was utilized for purposes of the Company’s Financial Statements.
     SECTION 3.14 Intellectual Property.
          (a) (i) To the Company’s knowledge, the conduct of the business of the Company and the Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to the Company or any Subsidiary that the conduct of the business of the Company and the Subsidiaries as currently conducted infringes upon, or may infringe upon or misappropriates the Intellectual Property rights of any third party; (ii) with respect to each item of Intellectual Property that is owned by the Company or a Subsidiary and is material to its operations (“Owned Intellectual Property”), all of which is set forth on Section 3.14 of the Company Disclosure Schedule, the Company or a Subsidiary is the owner of the entire right, title and interest in and to such Owned Intellectual Property and is entitled to use such Owned Intellectual Property in the continued operation of its respective business; (iii) with respect to each item of Intellectual Property that is licensed to or otherwise held or used by the Company or a Subsidiary and is material to its operations (“Licensed Intellectual Property”), the Company or a Subsidiary has the right to use such Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Licensed Intellectual Property; (iv) none of the Owned Intellectual Property has been adjudged invalid or unenforceable in whole or in part and, to the Company’s knowledge, the Owned Intellectual Property is valid and enforceable; (v) to the Company’s knowledge, no person is engaging in any activity that infringes upon the Owned Intellectual Property; (vi) to the Company’s knowledge, each license of the Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect; (vii) to the Company’s knowledge, no party to any license of the Licensed Intellectual Property is in breach or default of any material provision thereof or thereunder; (viii) the Company has taken all reasonable actions (including executing non-disclosure and intellectual property assignment agreements) to protect, preserve and maintain the Owned Intellectual Property; and (ix) neither the execution of this Agreement nor the consummation of any Transaction shall adversely affect any of the Company’s rights with respect to the Owned Intellectual Property or the Licensed Intellectual Property.
          (b) For purposes of this Agreement, “Intellectual Property” means (i) United States patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, (iv) all items of software, source code, object code or other computer program of whatever name and (v) confidential and proprietary information, including trade secrets and know-how.
     SECTION 3.15 Taxes.
          (a) The Company and the Subsidiaries (i) have timely filed or caused to be filed or will timely file or cause to be filed (taking into account any extension of time to file granted or obtained) all Tax Returns required to be filed by them, and, except as set forth in Section 3.15(a) of the Company Disclosure Schedule, all such filed Tax Returns are true, correct and complete in all material respects; and (ii) have timely paid or will timely pay all amounts of Taxes due and payable except to the extent that such Taxes are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP. Prior to the Closing, the Company shall file the amended Tax Returns specified in item (i) on Section 3.15(a) of the Company Disclosure Schedule, and pay all amounts of Taxes due and payable with respect thereto. All amounts of Taxes required to have been withheld by or with respect to the Company and its the Subsidiaries have been or will be timely withheld and remitted to the applicable taxing authority.
          (b) Except as set forth in Section 3.15(b) of the Company Disclosure Schedule there are no pending or, to the knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of any Tax or Tax matter of the Company or any Subsidiary. No deficiency for any amount of Tax has been asserted or assessed by any taxing authority in writing against the Company or any Subsidiary, except deficiencies that have been satisfied by payment, settled or been withdrawn or contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP. There are no Tax liens on any assets of the Company or any Subsidiary (other than any liens for Taxes not yet due and payable for which adequate reserves have been set aside in accordance with GAAP or for Taxes being contested in good faith). Neither the Company nor any Subsidiary is subject to any accumulated earnings tax or personal holding company tax.
          (c) Neither the Company nor any Subsidiary has made any payment that would not be deductible pursuant to Section 162(m) of the Code as to which it has taken a deduction, or is obligated to make any such payment.
          (d) There are no pending or, to the knowledge of the Company, potential claims for indemnity (other than customary customer credits or other agreements or arrangements arising in the ordinary course of business) against the Company or any Subsidiary (other than intercompany obligations) under any indemnification, allocation or sharing agreement with respect to income Taxes.
          (e) Except as set forth in Section 3.15(e) of the Company Disclosure Schedule neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

          (f) No claim is pending by a taxing authority in a jurisdiction where the Company or any Subsidiary does not file a Tax Return that the Company or such Subsidiary is or may be subject to Tax by such taxing authority.
          (g) Neither the Company nor any Subsidiary is a party to any understanding or arrangement described in Section 6111(d) or Section 6662 (d) (2) (C) (iii) of the Code.
          (h) There are no proposed reassessments of any property owned by the Company and the Subsidiaries that could result in a material increase in the amount of any Tax to which the Company or any such Subsidiary would be subject.
          (i) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income as a result of any (1) adjustment pursuant to Section 481 of the Code, the regulations thereunder or any similar provision under state or local Law, (2) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing, (3) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (4) installment sale or open transaction disposition made on or prior to the Closing, or (5) prepaid amount received on or prior to the Closing.
          (j) Neither the Company nor any Subsidiary has made an election under Section 341(f) of the Code.
          (k) For purposes of this Agreement:
     (i) “Tax” or “Taxes” shall mean any and all federal, state, local and foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental or Tax authority.
     (ii) “Tax Returns” means any and all returns, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes filed with any Tax authority (including any schedule or attachment thereto) with respect to the Company or the Subsidiaries, including any amendment thereof.
     SECTION 3.16 Environmental Matters.
          (a) Except as would not reasonably be expected to have a Company Material Adverse Effect: (i) none of the Company or any of the Subsidiaries has violated, or is in violation of, any Environmental Law; (ii) to the Company’s knowledge, there is and has been no presence, release or threat of release of Hazardous Substances at, on, under or affecting (A) any of the properties currently leased or operated by the Company or any of the Subsidiaries or, during the period of the Company’s or the Subsidiaries’ lease or operation thereof, formerly leased or operated by the Company or any of the Subsidiaries, or (B) any location at which Hazardous Substances are present for which the Company or any of the Subsidiaries is or is allegedly liable, under conditions in the case of either clauses (A) or (B) that would reasonably be expected to result in a liability or obligation to the Company or any of the Subsidiaries, or, as the Company and the Subsidiaries are currently operated, adversely affect the revenues of the Company or any of the Subsidiaries; (iii) the Company and the Subsidiaries have obtained and are and have been in compliance with all, and have not violated any, required Environmental Permits; (iv) there are no written claims pending or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries alleging violations of or liability or obligations under any Environmental Law or otherwise concerning the presence or release of Hazardous Substances; and (v) none of the Company or any of the Subsidiaries has received any written notice of, is a party to, or, to the knowledge of the Company, is reasonably likely to be affected by any proceedings, any investigations or any agreements concerning such matters. The Company has provided to Parent a copy of all material studies, audits, assessments or investigations concerning compliance with, or liability or obligations under, Environmental Law affecting the Company or any Subsidiary that is in the possession or, to the knowledge of the Company, control of the Company or any Subsidiary.
          (b) For purposes of this Agreement:
     (i) “Environmental Laws” means any Laws (including common law) of the United States federal, state, local, non-United States, or any other Governmental Authority, relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment or human health and safety as affected by Hazardous Substances or materials containing Hazardous Substances.
     (ii) “Environmental Permits” means any permit, license registration, approval, notification or any other authorization pursuant to Environmental Law.
     (iii) “Hazardous Substances” means (A) those substances, materials or wastes defined as toxic, hazardous, acutely hazardous, pollutants, contaminants, or words of similar import, in or regulated under the following United States federal statutes and any analogous state statutes, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) polychlorinated biphenyls, asbestos, molds that could reasonably be expected to adversely affect human health, urea formaldehyde foam insulation and radon; and (E) any substance, material or waste regulated by any Governmental Authority pursuant to, or that would reasonably be expected to result in liability under, any Law in addition to those identified in (A) above the primary purpose of which is the protection of the environment or human health and safety as affected by environmental media.
     SECTION 3.17 Material Contracts.
          (a) Section 3.17(a) of the Company Disclosure Schedule contains a list of the following Contracts to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties or assets are bound or affected as of the date hereof:
     (i) any lease of real or personal property providing for annual rentals of $25,000 or more;
     (ii) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets that is not terminable without material penalty on 90 days notice by the Company or the Subsidiaries and that provides for or is reasonably likely to require either (A) annual payments to or from the Company and the Subsidiaries of $25,000 or more, or (B) aggregate payments to or from the Company and the Subsidiaries of $25,000 or more;
     (iii) any partnership, limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;
     (iv) any Contract (other than among consolidated Subsidiaries) under which Indebtedness is outstanding or may be incurred or pursuant to which any property or asset is mortgaged, pledged or otherwise subject to a Lien, or any Contract restricting the incurrence of Indebtedness or the incurrence of Liens or restricting the payment of dividends or the transfer of any Leased Property (except, with respect to the transfer of Leased Properties, restrictions contained in the Lease Documents). “Indebtedness” means (A) indebtedness for borrowed money (excluding any interest thereon), secured or unsecured, (B) obligations under conditional sale or other title retention Contracts relating to purchased property, (C) capitalized lease obligations, (D) obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), and (E) guarantees of any of the foregoing of any other person;
     (v) any Contract which would be required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”) if the Company were a reporting company thereunder (other than Contracts described in Item 601(b)(10)(iii) to the extent specifically identified on another Company Disclosure Schedule to this Agreement and excluding any compensation tables);
     (vi) any Contract that purports to limit in any material respect the right of the Company or the Subsidiaries (A) to engage in any line of business, or (B) to compete with any person or operate in any location;

     (vii) any Contract to which the Company or any of its Subsidiaries has continuing indemnification obligations or potential liability under any purchase price adjustment;
     (viii) any Contract providing for the sale or exchange of, or option to sell or exchange, any Property, or for the purchase or exchange of, or option to purchase or exchange, any real estate;
     (ix) any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than Contracts referenced in clause (viii) of this Section 3.17(a)) or capital stock or other equity interests of another person;
     (x) any Contract pursuant to which the Company or any of the Subsidiaries manages any real property;
     (xi) other than Contracts for ordinary repair and maintenance, any Contract relating to the development or construction of, or additions or expansions to, the Leased Properties, under which the Company or any of the Subsidiaries has, or expects to incur, an obligation in excess of $25,000 in the aggregate;
     (xii) any advertising or other promotional Contract providing for payment by the Company or any Subsidiary of $25,000 or more;
     (xiii) any Contract with respect to any monitoring station used by the Company;
     (xiv) any license, royalty or other Contract concerning Intellectual Property which is material to the Company and the Subsidiaries; and
     (xv) any Contract (other than Contracts referenced in clauses (i) through (xiii) of this Section 3.17(a)) which by its terms calls for payments by the Company and the Subsidiaries in excess of $25,000.
(the Contracts described in clauses (i) through (xv) and those required to be identified in Sections 3.11(b), 3.13(b) and 3.17(c) of the Company Disclosure Schedule, in each case together with all exhibits and schedules thereto being, the “Material Contracts”).
          (b) (i) Neither the Company nor any Subsidiary is and, to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract, (ii) none of the Company or any of the Subsidiaries have received any claim of default or notice of cancellation under any Material Contract, and (iii) to the Company’s knowledge, no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both). Each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect. The Company has made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

          (c) There are no Contracts or transactions between the Company or any Subsidiary, on the one hand, and any (i) officer or director of the Company or any Subsidiary, (ii) record or beneficial owner of five percent or more of the voting securities of the Company, or (iii) associate (as defined in Rule 12b-2 under the Exchange Act) or affiliate of any such officer, director or such record or beneficial owner, on the other hand, except those of a type available to employees generally, other than as set forth on Section 3.17(c) of the Company Disclosure Schedule.
          (d) Accounts Receivable; Inventory; Returns. The accounts receivable of the Company, as of the Most Recent Fiscal Month End, taken as a whole, are properly reflected on the books and records of the Company in accordance with GAAP Consistently Applied, are validly and legally binding, and arose in the ordinary course of business from bona fide transactions. Except as set forth in Section 3.17(d) of the Company Disclosure Schedule, such accounts receivable are current and are reasonably expected to be collected within six months of the date hereof without set off or counterclaim, except to the extent of any bad debt reserve set forth on the Most Recent Balance Sheet. Except as otherwise set forth in Section 3.17(d) of the Company Disclosure Schedule, the inventory of the Company and the Subsidiaries, taken as a whole, as of the Most Recent Fiscal Month End, is usable and saleable in the ordinary course of business, except to the extent written down or reserved against on the Most Recent Financial Statements. Except as otherwise set forth in Section 3.17(d) of the Company Disclosure Schedule, the Company’s and the Subsidiaries’ inventory, taken as a whole, is valued on the Company’s and the Subsidiaries’ books of account in accordance with GAAP Consistently Applied (on an average cost basis) at the lower of cost or market. The Company purchases goods through its suppliers on a purchase order basis. Except as otherwise set forth in Section 3.17(d) of the Company Disclosure Schedule, the Company’s rights under each outstanding purchase order will not be affected by the Transactions.
          (e) Guarantees. Except as set forth on Section 3.17(e) of the Company Disclosure Schedule, the Company is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other person.
          (f) Banks and Depositories. Section 3.17(f) of the Company Disclosure Schedule sets forth a list of the name and address of each bank, savings and loan or other financial institution in which the Company or a Subsidiary has an account or safe deposit box and the identity of each such account or safe deposit box. The Company maintains commercially appropriate policies and procedures and oversight with respect to access to such accounts and safe deposit boxes.
          (g) Suppliers. Section 3.17(g) of the Company Disclosure Schedule sets forth a true, accurate and complete list of the seven largest suppliers of the Company in terms of purchases during the most recently completed fiscal year and the portion of current fiscal year ended October 31, 2005 (collectively, the “Major Suppliers”). Since December 31, 2004, except as set forth on Section 3.17(g) of the Company Disclosure Schedule, there has not been any material dispute between the Company and any Major Supplier, and, no Major Supplier has stated in writing to the Company that such Major Supplier intends to materially reduce sales to, or to otherwise materially reduce its business relationship with, the Company.

          (h) Customer Recurring Revenue. No customer of the Company as of the date of this Agreement accounts for more than 2% of the Company’s annual recurring revenue.
          (i) Names; Prior Acquisitions; Business Locations. All names under which the Company or any Subsidiary does business as of the date hereof are specified on Section 3.17(i) of the Company Disclosure Schedule. Except as set forth on Section 3.17(i) of the Company Disclosure Schedule, the Company has not changed its name or used any assumed or fictitious name, or been the surviving entity in a merger, acquired any business or changed its principal place of business or chief executive office, within the past three years. As of the date hereof, the Company has no office or place of business other than as identified on Section 3.17(i) of the Company Disclosure Schedule and the Company’s principal places of business and chief executive offices are indicated on Section 3.17(i) of the Company Disclosure Schedule, and, except for equipment leased to customers in the ordinary course of business, all locations where the equipment, inventory, chattel paper and books and records of the Company is located as of the date hereof are fully identified on Section 3.17(i) of the Company Disclosure Schedule.
     SECTION 3.18 Insurance. Section 3.18 of the Company Disclosure Schedule sets forth a complete and correct list of all material insurance policies owned or held by the Company and each Subsidiary, true and complete copies of which have been made available to Parent. With respect to each such insurance policy: (a) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (b) neither the Company nor any Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (c) to the knowledge of the Company, without independent inquiry, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (d) no notice of cancellation or termination has been received by the Company or any Subsidiary; and (e) the policy is sufficient for compliance with all requirements of Law and requirements of all Contracts to which the Company or the Subsidiaries are parties or otherwise bound.
     SECTION 3.19 Board Approval; Vote Required.
          (a) The Company Board, by resolutions duly adopted at a meeting duly called and held, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company’s shareholders, (ii) approved this Agreement, and (iii) recommended that the shareholders of the Company adopt this Agreement and directed that this Agreement be submitted for consideration by the Company’s shareholders at the Company Shareholders’ Meeting.
          (b) The only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement is the adoption of this Agreement by holders of (i) a majority of the combined voting power of the outstanding shares of Common Stock, voting together, as one class, with those shares of Series D Preferred Stock that are entitled to vote in accordance with the terms thereof and (ii) a majority of the voting power of the outstanding shares of Common Stock, voting together as one class.

     SECTION 3.20 Interested Party Transactions. Except as set forth in Section 3.20 of the Company Disclosure Schedule, since January 1, 2004, no event has occurred that would have been required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC if the Company were a reporting company (except events also reportable pursuant to Item 402 of Regulation S-K to the extent specifically identified on another Company Disclosure Schedule to this Agreement).
     SECTION 3.21 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company other than USBX Advisory Services LLC.
     SECTION 3.22 Alarm Systems and Alarm Accounts.
          (a) To the Company’s knowledge, the alarm systems which are leased by the Company to customers are in good working order and condition, except for ordinary wear and tear, routine service needs and customer misuse or nonuse. To the Company’s knowledge the alarm system equipment for such alarm systems that were installed by the Company were so installed in all material respects in accordance with good workmanlike practices prevailing in the industry at the time of installation. To the Company’s knowledge since January 1, 2002, all equipment sold or leased by the Company to customers was of merchantable quality at the time of its sale or lease, and the Company has not breached in any material respect any express or implied warranties in connection with such sales or leases. To the Company’s knowledge, all alarm systems and equipment installed by the Company were so installed in conformity in all material respects with the respective subscriber contracts pursuant to which such systems were installed and in conformity in all material respects with applicable legal requirements at the time of installation. The Company has performed all warranty service and other repairs requested by customers as of July 1, 2005, with the exception of scheduled routine service and repairs.
          (b) Except as set forth in Section 3.22(b) of the Company Disclosure Schedule, the Company does not have any free, discounted or bartered service liability to existing customers, except to specific customers as reflected in its books and records, and, in the aggregate, not more than $500 per month based on the Company’s current rates for such services, and nothing would prohibit Parent from discontinuing, without liability any free service after Closing. The Company does not have any liability for the refund of monies to customers other than obligations to refund deposits or overpayments (without interest) made by customer in the ordinary course of business.
     SECTION 3.23 Customer Agreements.
          (a) Set forth on Section 3.23 of the Company Disclosure Schedule is a list of the Company’s contracts with their twenty (20) largest customers as of June 30, 2005, as measured by recurring revenues attributable to such customers as of June 30, 2005 including the amount of such recurring revenues as well as each contract with a homeowner’s association or a municipality that is not on a standard form (the “Large Customer Agreements”). Each such Large Customer Agreement is valid and enforceable by the Company against any other party thereto in accordance with its terms except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Except as set forth on Section 3.23 of the Company Disclosure Schedule, the Company is in compliance with all of the material terms of the Large Customer Agreements and no default or event of default, or event or condition that, to the Company’s knowledge, with notice or lapse of time or both would constitute such a default, on its part or on the part of any other party thereto exists with respect to any liability to such customer party to any Large Customer Agreement. Except as set forth on such Schedule, no Large Customer Agreement contains any material contractual requirement with respect to which there is a reasonable likelihood the Company will be unable to comply in any material respect.
          (b) Since May 1, 2003, the Company has provided each residential customer that it originated (and did not acquire from a third party) with the three (3) day right of rescission in compliance with the provisions of 16 C.F.R. Part 429 (Cooling Off Period for Door to Door Sales) and any applicable state Laws.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:
     SECTION 4.01 Corporate Organization. Each of Parent and Merger Sub is a corporation, in each case, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.
     SECTION 4.02 Articles of Incorporation and Bylaws. Parent has heretofore furnished to the Company a complete and correct copy of the Articles of Incorporation and Bylaws of Parent and Merger Sub, each as amended to date. Such Articles of Incorporation and Bylaws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Articles of Incorporation or Bylaws, as amended or restated.
     SECTION 4.03 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate and shareholder action and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity.
     SECTION 4.04 No Conflict; Required Filings and Consents.
          (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of Parent or Merger Sub, (ii) conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent and Merger Sub from performing their obligations under this Agreement.
          (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, (ii) the filing and recordation of appropriate merger documents as required by the FBCA and appropriate documents with the relevant authorities of other states in which the Company or any of the Subsidiaries is qualified to do business, (iii) the notification requirements of the HSR Act, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement.
     SECTION 4.05 Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of the officers of Parent, threatened, against Parent or any of its affiliates before any Governmental Authority that would or seeks to delay or prevent the consummation of any of the Transactions. As of the date of this Agreement, neither Parent nor any of its affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the officers of Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would or seeks to delay or prevent the consummation of any of the Transactions.
     SECTION 4.06 Operations of Merger Sub. Merger Sub is as of the date hereof a direct, wholly owned subsidiary of Parent, and will be as of the Effective Time an indirect wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement, and has no liabilities nor obligations other than as set forth in this Agreement.
     SECTION 4.07 Brokers. No broker, finder or investment banker, financial advisor, or other person other than Lehman Brothers, the fees and expenses of which will be paid solely by Parent, is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub. The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.
     SECTION 4.08 Information Supplied. To Parent’s and Merger Sub’s knowledge none of the information provided or to be provided by Parent or Merger Sub for inclusion or incorporation by reference in the proxy statement or consent solicitation materials to be mailed by the Company pursuant to Section 6.01 hereof will at the time the proxy statement or consent solicitation materials are first mailed to the Company’s shareholders, or at the time of any amendment or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
     SECTION 4.09 Board and Shareholder Determinations. The Board of Directors of Parent, at a meeting duly called and held, adopted resolutions approving this Agreement and the Transactions, and the Parent, as sole shareholder of Merger Sub, has duly adopted resolutions approving this Agreement and the Transactions.
     SECTION 4.10 No Parent Stockholder Vote. No vote of the holders of shares of Parent capital stock is necessary to approve this Agreement, the Merger or the Transactions.
     SECTION 4.11 Solvency of Parent. Immediately after the Effective Time and after giving affect to any change in Parent’s assets and liabilities as a result of the Merger, to the Parent’s knowledge, the Parent will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liabilities on its existing debts as they mature), (ii) have unreasonably small capital with which to continue its business, or (iii) has incurred debts beyond its ability to pay as they become due.
ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER
     SECTION 5.01 Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by this Agreement, as set forth in Section 5.01 of the Company Disclosure Schedule or otherwise consented to in writing by Parent, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance in all material respects with applicable Law, and the

Company shall, and shall cause each of the Subsidiaries to, use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to preserve the assets and properties of the Company and the Subsidiaries in good repair and condition, to maintain and protect rights in material Intellectual Property used in the business of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has material business relations, in each case in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the Company agrees that neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent, which shall respond to a request for consent promptly but not later than five (5) days after receipt of a request, (provided, however, that with respect to Sections 5.01(e)(ii), 5.01(h) pertaining to settlements or compromises, 5.01(i), 5.01(j), 5.01(l) and 5.01(n) such written consent shall not be unreasonably withheld):
          (a) amend or otherwise change its Articles of Incorporation, Bylaws or other similar organizational documents;
          (b) issue, sell, pledge, dispose of, grant, encumber, or otherwise subject to any Lien, or authorize such issuance, sale, pledge, disposition, grant or encumbrance of or subjection to such Lien, (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Subsidiary (except for (A) the issuance of shares of Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement; (B) the issuance of shares of Common Stock upon the exercise of Company Warrants outstanding on the date of this Agreement; (C) the issuance of shares of Common Stock upon the conversion of shares of Series D Preferred Stock or Class B Common Stock, in accordance with their respective terms; or (D) the issuance of Preferred Stock in satisfaction of the Company’s PIK dividend obligations; or (ii) any Personal Property or other assets of the Company or any Subsidiary, except assets (other than Leased Properties) that are not material in the ordinary course of business and in a manner consistent with past practice;
          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for (i) dividends or other distributions by any Subsidiary only to the Company or any direct or indirect wholly owned Subsidiary; and (ii) dividends payable pursuant to the terms of the Company’s Preferred Stock;
          (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock of the Company or any Subsidiary (except upon the conversion of shares of Series D Preferred Stock or Class B Common Stock, in each case in accordance with their terms);

          (e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization (or any division thereof) or any property or asset, except assets (including assets or accounts from suppliers, vendors or dealers) in the ordinary course of business and in a manner consistent with past practice; (ii) authorize, or make any commitment with respect to, any capital expenditure, other than maintenance expenditures at existing Leased Properties in the ordinary course of business and consistent with past practice; (iii) enter into any new line of business; or (iv) make investments in persons other than existing Subsidiaries;
          (f) (i) increase the compensation payable or to become payable or the benefits provided to its current or former directors, officers or employees, except for increases in compensation in the ordinary course of business and in a manner consistent with past practice; (ii) grant any retention, severance or termination pay (other than pursuant to the severance policy of the Company or its Subsidiaries as in effect on the date hereof) to, or enter into any employment, bonus, change of control or severance agreement with, any current or former director, officer or other employee of the Company or of any Subsidiary; (iii) establish, adopt, enter into, terminate or amend any Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement for the benefit of any director, officer or employee except as required by Law; or (iv) loan or advance any money or other property to any current or former director, officer or employee of the Company or the Subsidiaries;
          (g) make any change (or file for such change) in any method of Tax accounting;
          (h) make, change or rescind any material Tax election, file any amended Tax Return, except as described in Section 3.15(a) and as required by applicable Law, enter into any closing agreement relating to Taxes, waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business) or settle or compromise any material United States federal, state or local income Tax liability, audit, claim or assessment, or surrender any right to claim for a Tax Refund;
          (i) pay, discharge, waive, settle or satisfy any claim, liability or obligation that is not an Action, other than the payment, discharge, waiver, settlement or satisfaction, in the ordinary course of business and consistent with past practice;
          (j) waive, release, assign, settle or compromise any pending or threatened Action;
          (k) other than in the ordinary course of business and in a manner consistent with past practice, (i) enter into, amend, modify or consent to the termination of (other than a termination in accordance with its terms) any Material Contract, or (ii) amend, waive, modify or consent to the termination of (other than a termination in accordance with its terms) the Company’s or any Subsidiary’s rights thereunder;
          (l) make any expenditure in connection with any advertising or marketing, other than in the ordinary course of business and in a manner consistent with past practice;

          (m) fail to maintain in full force and effect the existing insurance policies covering the Company and the Subsidiaries and their respective properties, assets and businesses;
          (n) enter into, amend, modify or consent to the termination of any Contract that would be a Material Contract or transaction that would be required to be set forth in Section 3.17(c) of the Company Disclosure Schedule if in effect on the date of this Agreement;
          (o) effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988;
          (p) repurchase, repay or incur any Indebtedness (other than in connection with letters of credit in the ordinary course of business), or issue any debt securities or assume or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets, except for repayments of Indebtedness, in amounts and at times determined by the Company in its discretion, under that certain Amended and Restated Credit Agreement dated as of May 26, 2004 among the Company, General Electric Capital Corporation, as Administrative Agent, GECC Capital Markets Group, Inc., as Lead Arranger and other lenders who are a party thereto (the “Credit Agreement”), and except in the ordinary course of business and consistent with past practice; or
          (q) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.
     SECTION 5.02 Conduct of Business by Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, (a) take any action to cause its representations and warranties set forth in Article IV to be untrue in any material respect; or (b) take any action that would reasonably be likely to materially delay the consummation of the Transactions.
     SECTION 5.03 Reporting Requirements. The Company will deliver to Parent and Merger Sub:
          (a) within thirty (30) days after the end of each month, consolidated unaudited balance sheets and statements of operations for the Company, prepared in accordance with GAAP Consistently Applied, and comparing such financial position and results of operations against the same periods for the prior year: and
          (b) within a reasonable time after Parent’s or Merger Sub’s written request, such other information respecting the financial condition, operations, receivables, new inventory, machinery or equipment of the Company as Parent or Merger Sub may from time to time reasonably request, as consistent with the Company’s past practice as to similar information requests during Parent’s or Merger Sub’s due diligence review prior to the execution of this Agreement by the parties hereto.
     SECTION 5.04 Solvency Covenant. Parent agrees to provide to the Company any opinions (together with the supporting documentation delivered in connection therewith) regarding the matters referred to in Section 4.11 as are provided to any banks or other lenders or sources of financing in connection with the Merger within two (2) business days after the same are provided to such banks or other lenders or other sources of financing. All such documentation and information provided by the Parent to the Company pursuant to this Section 5.04 will be subject to the provisions of the Confidentiality Agreement.
ARTICLE VI
ADDITIONAL AGREEMENTS
     SECTION 6.01 Company Shareholders’ Meeting.
          (a) The Company shall take all action necessary in accordance with the FBCA and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders entitled to vote on such matters to consider and vote upon the Merger (the “Shareholders’ Meeting”) or, at the Company’s option, conduct a solicitation of shareholder consents adopting and approving the Merger (the “Consent Solicitation”). The Company shall use its reasonable efforts to solicit from the shareholders of the Company entitled to vote on the matter votes, proxies or consents in favor of the Merger and shall take all other actions necessary or advisable to secure the vote or consent of shareholders required by the FBCA to approve this Agreement. In connection with the Shareholders’ Meeting or the Consent Solicitation, Parent shall provide to the Company for dissemination to the Company’s shareholders, such information with respect to Parent and Merger Sub as the Company shall reasonably request. Parent shall promptly inform the Company of any material development which shall require the information provided by and with respect to the Parent or Merger Sub and contained in the proxy solicitation materials relating to the Shareholders’ Meeting or in the Consent Solicitation to be amended or supplemented in order to comply with the provisions of Section 4.08 hereof.
          (b) Parent agrees to cause each share of capital stock of the Company owned by Parent, or any subsidiary or affiliate of Parent, to be voted in favor of the Merger.
          (c) Company agrees to promptly reject any right of first refusal it may have to purchase any shares pursuant to the terms of the Shareholders Agreement or otherwise, insofar as such right relates to the consummation of the Merger and to promptly provide any notices to any other rightsholder with respect to such right of first refusal and the rejection thereof.
     SECTION 6.02 No Solicitation of Transactions.
          (a) The Company agrees that neither it nor any Subsidiary shall, nor shall it authorize or permit the Representatives of the Company or its Subsidiaries to, directly or indirectly: (i) initiate, solicit or encourage (including by way of furnishing information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction Proposal (as defined below), (ii) enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction Proposal, (iii) enter into any agreement with respect to a Competing Acquisition Proposal, (iv) agree to or endorse any Competing Transaction Proposal, or (v) authorize any of the officers or directors of the Company or any of its Subsidiaries to take any such action, and the Company shall use its reasonable efforts to cause the directors, officers, employees, agents and representatives of the Company and its Subsidiaries (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by the Company) not to take any such action. Nothing contained in this Section 6.02 shall prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide expression of interest in writing to enter into a Competing Transaction Proposal if: (A) the Board of Directors of the Company, after consultation with and receipt of written advice from Squires, Sanders & Dempsey L.L.P. (or other outside counsel of nationally recognized reputation), determines in good faith by a majority vote that the failure to do so is reasonably likely to result in a violation by the Board of Directors of its fiduciary duties to the Company’s shareholders under applicable Law, (B) the Board of Directors of the Company has no reason to believe that the expression of interest is not made in good faith, (C) promptly after furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides verbal notice within 24 hours and written notice within 48 hours to Parent to the effect that it plans to furnish information to, or enter into discussions or negotiations with, such person or entity, (D) prior to furnishing such information to such person or entity, the Company receives from such person or entity an executed confidentiality agreement, with terms reasonably satisfactory to the Company, and (E) the Company keeps Parent fully informed, on a current basis, of the status of any such discussions or negotiations including the terms and conditions of any such Competing Transaction Proposal, provided that any disclosure of such terms and conditions shall be covered by the confidentiality agreement dated December 8, 2004, as amended to date, between Parent and the Company (the “Confidentiality Agreement”). If any Competing Transaction Proposal is in writing, the Company shall furnish a copy of the same to Parent within two (2) business day after Company receives the same, and any updates or amendments thereto within two (2) business day after receipt.
          (b) For purposes of this Agreement, “Competing Transaction Proposal” shall mean any of the following involving the Company or any of its Subsidiaries (other than the transactions contemplated by this Agreement): (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any direct or indirect sale, lease, exchange, mortgage, pledge, transfer or other disposition of twenty-five percent (25%) or more of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions; or (iii) any tender offer (including a self-tender offer) or exchange offer for twenty-five percent (25%) or more of the outstanding Shares of the Company or the filing of a registration statement under the Securities Act, in connection therewith.
          (c) Notwithstanding any other provision of this Agreement, if the Board of Directors of the Company determines, in its good faith judgment, that a Competing Transaction Proposal is a Superior Acquisition Proposal (as defined below), the Board of Directors of the Company may terminate this Agreement; provided, that: (A) the Company provides at least ten (10) business days prior written notice to the Parent of its intention to terminate this Agreement; (B) during such ten (10) business day period (or longer period if extended by the Company and the Parent) (the “Negotiation Period”), the Company agrees to negotiate in good faith with the Parent regarding such changes as the Parent may propose to the terms of this Agreement, with the intent of enabling the Company to agree to a modification of this Agreement so that the transactions contemplated hereby may be consummated; and (C) after expiration of the Negotiation Period, the Competing Transaction Proposal remains a Superior Acquisition

Proposal (taking into account any modifications to the terms hereof proposed by the Parent) and the Board of Directors of the Company confirms its determination (after consultation with outside legal counsel and its outside financial advisors) that such Competing Transaction Proposal is a Superior Acquisition Proposal. If the party making the Superior Acquisition Proposal comes forth with a further proposal, further notice pursuant to this Section shall be provided to Parent.
          (d) For purposes of this Agreement, “Superior Acquisition Proposal” means any bona fide, written Competing Transaction Proposal made by a third party, not solicited in violation of subsection 6.02(a), that is on terms that the Board of Directors of the Company reasonably determines in good faith (after consulting with its outside financial advisors) by a majority vote would after taking into account all the terms and conditions of the Competing Transaction Proposal including any breakup fees, expenses, reimbursement provisions and conditions (including but not limited to financial, legal or regulatory conditions) to consummate the transaction (A) result in a transaction that is more favorable, from a financial point of view, to the Company Shareholders than the transactions contemplated hereby if such Competing Transaction Proposal were to be consummated, (B) the Board of Directors reasonably believes that the Competing Transaction Proposal has a substantial likelihood of being consummated and (C) for which financing, to the extent required, is then fully committed or is from a person which, in the good faith reasonable judgment of the Board of Directors (after consultation with its outside financial advisors) is financially capable of consummating the proposal.
     SECTION 6.03 Directors’ and Officers’ Indemnification.
          (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors and employees of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against all losses, expenses (including attorneys’ fees and other expenses of investigation or litigation, including on appeal), claims, damages or liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent permitted or required under the FBCA (including Section 607.0850 and subsection (7) thereof) or other applicable state Law (as amended from time to time but only to the extent such amendment enhances such Indemnified Parties’ right to indemnification) and shall also advance expenses as incurred to the fullest extent permitted under the FBCA (including Section 607.0850 and subsection (7) thereof) or other applicable state Law, provided that the person to whom expenses are advanced provides, if requested, the undertaking to repay such advances under the circumstances contemplated by the FBCA. Parent and Merger Sub agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any claim, action, suit, proceeding or investigation (a “Claim”), existing in favor of the Indemnified Parties as provided in the Company’s or any Subsidiary’s Articles of Incorporation, Bylaws or resolutions of their Boards of Directors, as in effect as of the date hereof, with respect to matters occurring prior to and through the Effective Time, shall survive the Merger and shall continue in full force and effect. Parent shall cause the Surviving Corporation to fulfill and honor in all respects such indemnification obligations in accordance with their terms. Subject to any limitation imposed from time to time under applicable Law, the provisions with respect to indemnification set forth in the Articles of Incorporation and Bylaws of the Surviving Corporation shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Person.
          (b) Without limiting the foregoing, in the event any claim is brought against any Indemnified Party (whether arising before or after the Effective Time) after the Effective Time (i) such Indemnified Party may retain counsel satisfactory to it (subject to approval by Parent and the Surviving Corporation, which approval will not be unreasonably withheld), (ii) Parent and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for such Indemnified Party promptly as statements therefor are received, and (iii) Parent and the Surviving Corporation will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither Parent nor the Surviving Corporation shall be liable for any settlement of any Claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 6.03, upon learning of any such Claim, shall notify Parent (but the failure so to notify Parent shall not relieve it from any liability for indemnification under this Section 6.03 which it may have except to the extent such failure materially prejudices Parent), and shall deliver to Parent, upon request, the undertaking, if any, contemplated by the FBCA in connection with the advance of expenses. To the extent that a Claim is brought against more than one Indemnified Party, such Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.
          (c) From the Effective Time until the sixth anniversary of the Effective Time (the “Tail Period”), Parent shall cause the Surviving Corporation to maintain in effect, for the benefit of the Indemnified Parties with respect to acts or omissions occurring prior to the Effective Time, a “tail” policy (the “Tail Policy”) based on the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement, a true and correct copy of which has previously been provided to the Parent; provided, however, that (i) the Surviving Corporation may substitute for the Tail Policy a policy or policies of comparable coverage with an insurance company having a comparable or better AM Best rating and of a comparable quality and (ii) the Surviving Corporation shall not be required to pay, for the Tail Period, an aggregate annual premium for the Tail Policy (or for any substitute policies) in excess of $125,000. In the event any future annual premium for the Tail Policy (or any substitute policies) exceeds $125,000, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Tail Policy (or any substitute policies) to the greatest amount of coverage that can be obtained for an annual premium equal to $125,000. A copy of a binder for such policy shall be provided to the Company prior to Closing, and if premiums would exceed the amount specified above, the Company may direct the Surviving Corporation prior to Closing to reduce the amount of coverage, or the period of time for which coverage shall be maintained, so that the premium will not exceed the amount specified above.
          (d) This Section 6.03 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation, the Indemnified Parties and their respective heirs, personal representatives, successors and assigns and shall be binding upon all successors and assigns of Parent, Merger Sub, the Company and the Surviving Corporation.

     SECTION 6.04 Voting Agreement. The persons and entities listed on Exhibit C-1 shall have executed a Voting Agreement in substantially the form of Exhibit C-2 if and to the extent such persons or entities are holders of voting securities of the Company (the “Voting Agreement”).
     SECTION 6.05 Further Action; Reasonable Best Efforts.
          (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions, and (ii) obtain from Governmental Authorities and third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement.
          (b) As soon as practicable after the date of this Agreement, each of the parties hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. All filing fees on account of the filing pursuant to the HSR Act shall be paid by the Parent.
          (c) Subject to appropriate confidentiality protections, each of Parent and the Company shall have the right to review and approve in advance drafts of all applications, notices, petitions, filings and other documents made or prepared in connection with the items described in clauses (a) and (b) above, which approval shall not be unreasonably withheld or delayed, shall cooperate with each other in connection with the making of all such filings, shall furnish to the other party such necessary information and assistance as such other party may reasonably request with respect to the foregoing and shall provide the other party with copies of all filings made by such party with any applicable Government Authority, and, upon request, any other information supplied by such party to a Governmental Authority in connection with this Agreement and the Transactions.
          (d) Parent and Merger Sub agree to take whatever action as may be necessary or required by any Governmental Authority to resolve any objections asserted under the HSR Act or any other applicable federal or state antitrust, competition or fair trade Laws with respect to the Transactions (including, without limitation, agreeing to hold separate or to divest any of the businesses, products or assets of Parent, Merger Sub, the Company or any of their respective affiliates) or to avoid the entry of, or to effect the dissolution of, any non-appealable permanent injunction or other final judgment that has the effect of preventing the consummation of any of the Transactions. Notwithstanding anything in this Agreement to the contrary, no action taken by Parent or Merger Sub pursuant to this Section 6.05(d) shall entitle Parent to any diminution of the Merger Consideration, and the Company shall not be required to divest or hold separate any assets or businesses or otherwise take or commit to take any action that limits its freedom of action with respect to any of the Company’s direct or indirect assets or businesses.

          (e) Merger Sub, the Company, and Parent shall use their respective reasonable best efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the Transactions, (ii) disclosed in the Company Disclosure Schedule or (iii) required to prevent a Company Material Adverse Effect from occurring prior to the Effective Time. In the event that the Company shall fail to obtain any third party consent described above, the Company shall use its reasonable best efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company and Parent and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Time, from the failure to obtain such consent. In addition, at the request of Parent, the Company shall use its reasonable best efforts to assist Parent in obtaining (A) any estoppel certificates from any ground lessor under the ground leases underlying the Leased Properties, and (B) customary “comfort” letters from any franchisors or licensors under any franchise or license agreements to which the Company or any Subsidiary is a party.
          (f) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any person (other than a Governmental Authority) with respect to the Merger or any other Transaction, (i) without the prior written consent of Parent which shall not be unreasonably withheld, none of the Company or any of its Subsidiaries shall pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person and (ii) none of Parent, Merger Sub or their respective affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or to incur any liability or other obligation.
     SECTION 6.06 Obligations of Parent and Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.
     SECTION 6.07 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, each of Parent and the Company shall consult in good faith with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions and shall not issue any such press release or make any such public statement, except, in the written opinion of counsel for Parent or the Company (as the case may be) as may be required by applicable Law or the requirements of any applicable securities exchange, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any press release or making any such public statements.
     SECTION 6.08 Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement. Each of Parent and the Surviving Corporation agrees to assume liability for and pay any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes, as well as any transfer, recording, registration and other fees that may be imposed upon, payable or incurred in connection with this Agreement and the Transactions.
     SECTION 6.09 Resignations. The Company shall use its reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation effective as of the Effective Time, of those directors of the Company or any Subsidiary designated by Parent to the Company in writing at least 20 calendar days prior to the Closing.
     SECTION 6.10 Employment and Benefit Arrangements.
          (a) Parent agrees that individuals who are employed by the Company or any of Subsidiaries immediately prior to the Closing Date (each such employee, an “Affected Employee”) shall remain employees of the Surviving Corporation or such Subsidiaries as of the Effective Time, except to the extent such individuals voluntarily terminate their employment or terminate on account of death, retirement or disability; provided, however, that nothing contained herein shall confer upon any Affected Employee the right to continued employment by the Surviving Corporation or any of its Subsidiaries for any period of time after the Effective Time which is not otherwise required by Law or Contract.
          (b) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor all employment, collective bargaining, severance, termination and retirement agreements to which the Company or a Subsidiary is a party, as such agreements are in effect on the date hereof.
          (c) For a one year period following the Effective Time, Parent shall cause the Surviving Corporation to provide those Affected Employees who are employees of the Surviving Corporation or a Subsidiary at the Effective Time with benefits that are, in the aggregate, substantially comparable and no less favorable to such employees as are the benefits of the Company available to such employees immediately prior to the Effective Time.
          (d) Parent shall take all actions required so that eligible employees of the Company or any Subsidiary shall receive service credit under Parent’s vacation, severance programs, pension plans and post-retirement welfare benefit plans, for the duration of their service with the Company and any Subsidiary (including, where applicable, past service credit with other entities recognized by the Company or its Subsidiaries prior to the date of this Agreement).
          (e) The provisions of this Section 6.10 are not intended to create any rights of third party beneficiaries.
     SECTION 6.11 Access to Customer Agreement. Upon the execution of this Agreement by all parties, Company will provide Benchmark Performance Partners, LLC or other Representative of Parent reasonably acceptable to Company pursuant to the terms of a confidentiality agreement with the Company and reasonably acceptable to Parent, access to the Company’s and Subsidiaries electronic security services agreements with customers of the Company and its Subsidiaries including, but not limited to, the Large Customer Agreements as well as homeowner’s associations and municipalities and such other customers as such Representative reasonably requests.
ARTICLE VII
CONDITIONS TO THE MERGER
     SECTION 7.01 Conditions to the Obligations of Each Party. Subject to waiver as set forth in Section 8.04, the respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the Closing Date of the following conditions:
          (a) Company Shareholder Approval. This Agreement shall have received Shareholder Approval.
          (b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.
          (c) U.S. Antitrust Approvals and Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.
          (d) Other Government Approvals or Notices. All consents, waivers, approvals and authorizations required to be obtained, and all filings or notices required to be made, by Parent and Merger Sub and the Company or any Subsidiary prior to the Closing (other than the filing and recordation of merger documents in accordance with the FBCA) shall have been obtained from and made with all required Governmental Authorities, except for such consents, waivers, approvals or authorizations which the failure to obtain, or such filings or notices which the failure to make, would not have a Company Material Adverse Effect prior to or after the Effective Time or be reasonably likely to subject the Company, Parent, Merger Sub or any of their respective Subsidiaries or any of their respective officers or directors to substantial penalties or criminal liability.
          (e) Waiver of Rights. The Company and each shareholder who is a party to, or each successor in interest to a party to, the Shareholder Agreements shall have waived its (i) right of first offer, and (ii) rights upon a Sale of the Company (as defined in the Shareholder Agreements) set forth in the Shareholder Agreements.
     SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub. Subject to waiver as set forth in Section 8.04, the obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction at or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement not qualified by a “materiality” or “Company Material Adverse Effect” qualifier shall be true and correct in all material respects, and (ii) the representations and warranties of the Company contained in this Agreement qualified by a “materiality” or “Company Material Adverse Effect” qualifier shall be true and correct in all respects, in the case of both (i) and (ii) above as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date or, to the extent representations and warranties speak as of an earlier date as of such earlier date. In addition, the representations and warranties set forth in Section 3.03 (Capitalization) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “Company Material Adverse Effect” or “materiality” set forth therein) would not, individually (in the case of representations and warranties limited as to Company Material Adverse Effect or materiality) or in the aggregate (as to representations and warranties not limited as to Company Material Adverse Effect or materiality), reasonably be expected to have a Company Material Adverse Effect.
          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
          (c) Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).
          (d) Customer Lists. Company shall deliver to Parent a list of all customers of the Company and its Subsidiaries that have entered into electronic security services agreements.
     SECTION 7.03 Conditions to the Obligations of the Company. Subject to waiver as set forth in Section 8.04, the obligations of the Company to effect the Merger are also subject to the satisfaction at or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub that are qualified by materiality shall be true and correct in all respects, and the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent expressly made as of an earlier date, in which case as of such earlier date.
          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
          (c) Officer’s Certificate. Parent and Merger Sub each shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     SECTION 8.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, notwithstanding any Shareholder Approval, and whether before or after the shareholders of the Company have approved this Agreement at the Company Shareholders’ Meeting (or by written consent), as follows:
          (a) by mutual written consent of Parent and the Company;
          (b) by either Parent or the Company if the Effective Time shall not have occurred on or before 120 days after the date of this Agreement (except that if the Company’s audited restatement of its Financial Statements for the fiscal year ended December 31, 2004 as discussed in Section 3.07(a) of the Company’s Disclosure Schedule is not completed by December 1, 2005, the 120 day period set forth in this Section shall be extended for each day beyond December 1, 2005 that it takes to complete such audited restatement); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;
          (c) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) or taken any other action (including the failure to have taken an action) which has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;
          (d) by Parent, if neither Parent nor Merger Sub is in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of the Company herein become untrue or inaccurate such that Section 7.02(a) would not be satisfied, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that Section 7.02(b) would not be satisfied, and, in either such case, such breach (if curable) has not been cured within 30 days after written notice to the Company;
          (e) by the Company if the Company is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of Parent or Merger Sub herein become untrue or inaccurate such that Section 7.03(a) would not be satisfied, or (ii) there has been a breach on the part of Parent or Merger Sub of any of its covenants or agreements herein such that Section 7.03(b) would not be satisfied, and, in either such case, such breach (if curable) has not been cured within 30 days after written notice to Parent;
          (f) by either Parent or the Company if this Agreement shall fail to receive (i) the requisite vote for approval by the Shareholders of the Company at the Shareholders’ Meeting or as a result of the Consent Solicitation; (ii) the approval, consents or waivers of the parties to the Shareholder Agreements (other than the Company, Harold Ginsburg, Sheilah Ginsburg, Rhonda Ginsburg or Richard Ginsburg) as required by the Shareholder Agreements; or (iii) one or more parties to the Shareholder Agreements (other than the Company, Harold Ginsburg, Sheilah Ginsburg, Rhonda Ginsburg or Richard Ginsburg) has exercised a right of first offer or right upon Sale of the Company (as defined in the Shareholder Agreements) pursuant thereto;
          (g) by the Company in accordance, and in compliance, with the termination rights set forth in Section 6.02(c); or
          (h) by Parent if solely as a result of a hurricane or other act of God or natural disaster occurring after the date of this Agreement, there is a RMR Purchase Price Decrease greater than $2,000,000.
     The party desiring to terminate this Agreement pursuant to Section 8.01 shall give notice of such termination and the provisions of Section 8.01 being relied on to terminate this Agreement to the other party.
     SECTION 8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, there shall be no liability under this Agreement on the part of any party hereto; provided, however, in the event any party willfully breaches any representations, warranties, covenants or agreements as set forth in this Agreement, the non-breaching party shall be entitled to pursue any of its remedies at law or in equity. Notwithstanding the foregoing in the event that this Agreement is terminated pursuant to the provisions of Section 8.01(g), then the Company shall (a) within five (5) days after the termination of the Negotiation Period, return the Deposit to the Parent and (b) within ten (10) days after termination of the Negotiation Period pay to the Parent $3,000,000, which payments shall be in full satisfaction of all costs, expenses, damages and claims that the Parent would have under the terms of this Agreement or the Confidentiality Agreement (including Section 7 thereof) and shall be Parent’s and Merger Sub’s sole and exclusive remedy for Company’s termination of this Agreement pursuant to Section 8.01(g), and thereafter the parties shall be released from all further obligations under or pursuant to the terms of this Agreement. If this Agreement is terminated by Parent pursuant to the provisions of Section 8.01(h), then the Company shall return the Deposit to Parent within five (5) days of Parent’s notice of termination, and thereafter the parties shall be released from all further obligations under or pursuant to the terms of this Agreement. In the event this Agreement is terminated pursuant to the provisions of Section 8.01(b) or 8.01(e), the Company shall retain the Deposit in which case the amount of the Deposit shall be credited against any damages it directly sustains as a result of termination pursuant to such Sections. In the event this Agreement is terminated pursuant to any provisions of Section 8.01, other than as described in the foregoing provisions of Section 8.02, the Deposit shall be returned to Parent within five (5) days after notice given in accordance with Section 9.02 of termination.
     SECTION 8.03 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement and the Transactions by the shareholders of the Company, no amendment shall be made except as allowed under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
     SECTION 8.04 Waiver. At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party to be performed for the benefit of the waiving party, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by any other party with any agreements or conditions compliance with which is for the benefit of the waiving party contained in this Agreement (to the extent permitted by Law). Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
     SECTION 8.05 Fees and Expenses.
          (a) All Expenses incurred by the parties shall be borne solely and entirely by the party which has incurred the same; provided, however, that the filing fee applicable to the HSR Act shall be paid by Parent, the fees and costs of the Paying Agent shall be paid by Parent, the fees and costs of the Escrow Agent and Firm shall be paid as provided in Section 2.03(d), and the fees and costs of the Company Shareholder Representative shall be paid from amounts payable to the Former Holders before any distribution by the Paying Agent to the Former Holders.
          (b) “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including without limitation, all fees and expenses of counsel, accountants, financial advisors, experts and consultants to a party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the Transactions.
ARTICLE IX
GENERAL PROVISIONS
     SECTION 9.01 Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall survive the Effective Time until all Escrow Funds have been disbursed in accordance with the terms and instructions of Sections 2.03(d) and 2.06 and the other amounts have been disbursed in accordance with Article II, except that the representations, warranties and agreements of the Company shall survive the Effective Time only for purposes of Section 2.03(d) and the provisions of Section 2.03(d) shall be the sole and exclusive remedy of Parent and Surviving Corporation for breaches of such representations and warranties by the Company. The agreements set forth in Sections 8.02 and 8.05 and Article IX shall survive termination of this Agreement. The inclusion of an item or matter in the Company Disclosure Schedule shall not be construed or deemed to be an admission that such information is material to the business, properties or operations of the Company. The parties hereto agree that the obligations of the parties set forth in the Confidentiality Agreement shall survive termination of this Agreement for any reason, except as specifically provided in Section 8.02 with respect to Section 7 of the Confidentiality Agreement.
     SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing in the English Language and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):
If to Parent or Merger Sub:
Devcon International Corp.
595 South Federal Highway
Suite 500
Boca Raton, Florida 33432
with a copy to:
Akerman Senterfitt
1 SE Third Ave, Suite 2800
Miami, Florida 33131
Attn: Stephen K. Roddenberry
if to the Company:
Guardian International Inc.
3880 North 28 Terrace
Hollywood, Florida 33020
Attn: President
with a copy to:
Squire, Sanders & Dempsey L.L.P.
777 South Flagler Drive, 1900 Phillips Point West
West Palm Beach, Florida 33401
Attn: Thomas R. McGuigan, Esq.
if to the Company Shareholder Representative:
Darius G. Nevin
c/o Squire, Sanders & Dempsey L.L.P.
777 South Flagler Drive, 1900 Phillips Point West
West Palm Beach, Florida 33401
Attn: Thomas R. McGuigan, Esq.

     SECTION 9.03 Certain Definitions.
          (a) For purposes of this Agreement:
     “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.
     “beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.
     “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.
     “Closing Payment Amount” means (a)(i) $62,240,000 plus the aggregate amount of the exercise prices for all Company Stock Options and Company Warrants (whether exercised or not), (ii) minus any RMR Purchase Price Decrease determined as of the end of the calendar month immediately preceding the Closing Date (as reconciled during the post-Closing adjustment period), (iii) minus the Debt and the Redemption Amount, (b) divided by Total Common Shares Outstanding.
     “Company Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, is materially adverse to the business, assets, financial condition, or results of operations of the Company and the Subsidiaries taken as a whole or would reasonably be expected to prevent or materially delay the consummation of the Transactions or prevent or materially impair or delay the ability of the Company to perform its obligations hereunder, other than (i) the occurrence of any or all of the changes or events described in Section 3.0 of the Company Disclosure Schedule, and (ii) those reasonably resulting from the execution of this Agreement, the observance of its terms, or the announcement of the consummation of the Transactions.
     “Company Shareholder Representative” means Darius G. Nevin.
     “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.
     “Debt” means the Indebtedness of the Company as of the Closing Date, including but not limited to, indebtedness pursuant to (i) the Credit Agreement and any prepayment penalty due thereunder; (ii) Company acquisition holdback liability; (iii) vehicle leases; (iv) professional fees and other Expenses (other than as otherwise provided for in this Agreement) including, without limitation, legal fees and expenses, USBX Advisory Services LLC’s investment banking fees and any special committee and management bonuses; and (v) financing for insurance premiums (whether any of the foregoing are paid as of the Closing Date).
     “Deferred Payment Amount” means the amount per share determined to be payable to the Former Holders pursuant to Sections 2.03(d) and 2.06 divided by the Total Common Shares Outstanding.
     “Exchange Act” means the Securities and Exchange Act of 1934, as amended.
     “knowledge of the Company” or “Company’s knowledge” means the actual knowledge of the Chairman of the Board, President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, or the Secretary of the Company.
     “Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest.
     “Net Working Capital Adjustment” means the amount equal to the difference between (x) the Base Net Worth and (y) the Closing Net Worth, where the Base Net Worth is equal to ($375,000), negative Three Hundred and Seventy Five Thousand Dollars, and the Closing Net Worth is the amount by which the current assets of the Company on a consolidated and consolidating basis as determined in accordance with GAAP Consistently Applied exceed the current liabilities of the Company on a consolidated and consolidating basis as determined in accordance with GAAP Consistently Applied (including but not limited to liabilities contained in Section 3.07(b) of the Company Disclosure Schedule to the extent they represent such current liabilities as of the Closing Date, but excluding (a) liabilities relating to deferred installation revenue, and (b) to the extent of any duplication the liabilities included in Debt) as of the Closing Date. The amount by which the Closing Net Worth is greater than the Base Net Worth shall be paid by Parent and credited to the Merger Consideration and the amount by which the Closing Net Worth is less than the Base Net Worth shall be paid to Parent from the Escrow Funds up to the balance thereof.
     “Permitted Investment” means any obligation of investment grade status.
     “Permitted Liens” means with respect to any assets of the Company (i) mechanic’s, materialmen’s and similar liens with respect to amounts not past due, (ii) liens for income Taxes or other Taxes not yet due and payable or for income Taxes or other Taxes that the taxpayer is contesting in good faith pursuant to proceedings disclosed on the Company Disclosure Schedule, (iii) purchase money liens arising by operation of law (including liens on inventory and other assets in favor of vendors of the Company) and (iv) liens securing rental payments under capital lease arrangements disclosed on the Company Disclosure Schedule.
     “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity, government, or political subdivision, agency or instrumentality of a government.
     “Proposed Adjustment” means either the First Proposed Adjustment, the Second Proposed Adjustment, or the CSR First Proposed Adjustment.

     “Redemption Amount” means the redemption price payable on the Preferred Stock pursuant to the terms thereof together with accrued and unpaid cash dividends to the effective date of redemption, plus the amount payable on the Converted Preferred pursuant to the terms hereof.
     “Representatives” means any officer, director, investment banker, attorney, accountant, consultant or advisor.
     “RMR” means, as of the last day of any calendar month, for Company and its Subsidiaries on a consolidated basis, (a) the aggregate recurring regular monthly amount billable to customers under alarm contracts for a one-month period (regardless of whether billed monthly or less frequently with billings made other than on a monthly basis being adjusted to the equivalent monthly amount) for electrical protection, monitoring, maintenance, closed circuit television and access control service charges, fire and police panel charges and fire and sprinkler inspection, testing charges and related revenue (but excluding revenues from any alarm contracts relating to any non-recurring, special or other one-time charges) as such recurring regular monthly amount is calculated by Company in accordance with its prudent past business practices, less (b) such portion of the amount specified in clause (a) arising in respect of alarm contracts which are ninety (90) days or more past due with respect to recurring monthly services, and subject to the matters described in Section 9.03 of the Company Disclosure Schedule.
     “RMR Adjustment” means the RMR Purchase Price Decrease; provided that, if the RMR Purchase Price Decrease, is $2,000,000 or greater solely as a result of a hurricane or other act of God or natural disaster occurring after the date of this Agreement and Parent agrees to consummate the Transactions rather than terminate this Agreement pursuant to the provisions of Section 8.01(h), then the aggregate RMR Purchase Price Decrease, as adjusted, solely related to hurricanes or other acts of God or natural disaster arising after the date of this Agreement shall not exceed $2,000,000, and any post-Closing RMR Adjustment shall not include as part of the RMR Purchase Price Decrease any amount resulting from a hurricane or other act of God or natural disaster arising after the date of this Agreement (to the extent not included in the Closing Payment Amount) that exceeds $2,000,000. There shall be no increase in the Merger Consideration if the RMR as of the Closing Date is equal to or greater than $1,409,000.
     “RMR Purchase Price Decrease” means the dollar amount, if any, that is the product of (i) 45 and (ii) the difference of (a) $1,409,000 and (b) RMR on the Closing Date. The parties understand and agree that for purposes of the Closing Payment Amount the RMR Adjustment shall be determined as of the calendar month-end immediately preceding the Closing Date, but reconciled as of the Closing Date during the post-Closing adjustment period.
     “SEC” means the Securities and Exchange Commission.
     “Shareholder Agreements” means (i) the Stockholders Agreement dated as of October 21, 1998 (the “Stockholders Agreement”), by and among Guardian International, Inc., Harold Ginsburg, Sheilah Ginsburg, Richard Ginsburg, Rhonda Ginsburg and Westar Security, Inc.; (ii) the Agreement dated as of November 10, 2000 by and among Richard Ginsburg, Sheilah Ginsburg, Harold Ginsburg and Guardian International, Inc. (the “Lock-up Agreement”); and (iii) the Acknowledgement dated as of December 31, 2001 by and among Guardian International,

Inc., Harold Ginsburg, Sheilah Ginsburg, Richard Ginsburg, Rhonda Ginsburg, Westar Investments, Inc., and Western Resources, Inc.
     “Subsidiary” or “Subsidiaries” of a person means an entity controlled by such person, directly or indirectly, through one or more intermediaries, and, without limiting the foregoing, includes any entity in respect of which such person, directly or indirectly, beneficially owns 50% or more of the voting securities or equity.
     “Total Common Shares Outstanding” means, as of the Closing Date, all issued and outstanding shares of Common Stock plus all shares of Common Stock to be issued or deemed issued upon exercise of any Common Stock Option or Company Warrant by virtue of Section 2.06 as of the Effective Time, minus any shares of Common Stock to be cancelled pursuant to Section 2.01(c).
     “Transactions” means the Merger and the other transactions contemplated by this Agreement.
     (b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

Action	ss. 3.10
Affected Employee	ss. 6.10(a)
Agreement	Preamble
Articles of Merger	ss. 1.03
Certificates	ss. 2.04(a)
Claim	ss. 6.03(a)
Class A Common Stock	ss. 2.01(a)
Class B Common Stock	ss. 2.01(a)
Closing	ss. 1.02
Closing Date	ss. 1.02
Code	ss. 3.11(c)
Common Stock	ss. 2.01(a)
Company	Preamble
Company Board	Recitals
Company Disclosure Schedule	Article III
Company Permits	ss. 3.06
Company Stock Option	ss. 2.06(a)
Company Warrant	ss. 2.06(a)
Competing Transaction Proposal	ss. 6.02(b)
Confidentiality Agreement	ss. 6.02(a)
Consent Solicitation	ss. 6.01(a)
Contract	ss. 3.05(a)
Converted Preferred	ss. 2.01(b)
Converted Preferred Consideration	ss. 2.01(b)

Defined Term	Location of Definition

CSR First Adjustment Statement	ss. 2.03(d)
CSR First Proposed Adjustment	ss. 2.03(d)
Consistently Applied	ss. 3.07(a)
Credit Agreement	ss. 5.01(p)
Debt Funds	ss. 2.03(b)
Deposit	ss. 2.03(a)
Dissenting Shares	ss. 2.07(a)
Effective Time	ss. 1.03
Employee	ss. 3.11(a)
Environmental Laws	ss. 3.16(b)
Environmental Permits	ss. 3.16(b)
ERISA	ss. 3.11(b)
Escrow Agent	ss. 2.02
Escrow Agreement	ss. 2.02
Escrow Amount	ss. 2.03(b)
Escrow Funds	ss. 2.03(b)
Exchange Fund	ss. 2.03(b)
Expenses	ss. 8.05(b)
FBCA	ss. 1.01
Financial Statements	ss. 3.07(a)
First Adjustment Statement	ss. 2.03(d)
First Proposed Adjustment	ss. 2.03(d)
Former Holder	ss. 2.03(d)
GAAP	ss. 3.07(a)
Governmental Authority	ss. 3.05
Hazardous Substances	ss. 3.16(b)
HSR Act	ss. 3.05
Indebtedness	ss. 3.17(a)
Indemnified Parties	ss. 6.03(a)
Intellectual Property	ss. 3.14(b)
Investments	ss. 3.01(c)
IRS	ss. 3.11(b)

Defined Term	Location of Definition

Large Customer Agreements	ss. 3.23(a)
Law	ss. 3.05
Lease Documents	ss. 3.13(b)
Leased Properties	ss. 3.13(b)
License Agreement	ss. 3.13(f)
Licensed Intellectual Property	ss. 3.14(a)
Major Suppliers	ss. 3.17(g)
Material Contracts	ss. 3.17(a)
Merger	Recitals
Merger Consideration	ss. 2.01(a)
Merger Sub	Preamble
Misrepresentation Losses	ss. 2.03(d)
Most Recent Balance Sheet	ss. 3.07(b)
Most Recent Financial Statements	ss. 3.07(a)
Most Recent Fiscal Month End	ss. 3.07(a)
Multiemployer Plan	ss. 3.11(c)
Multiple Employer Plan	ss. 3.11(c)
Negotiation Period	ss. 6.02(c)
Notice of Superior Proposal	ss. 8.01(h)
Owned Intellectual Property	ss. 3.14(a)
Parent	Preamble
Paying Agent	ss. 2.02
Personal Property	ss. 3.13(d)
Plans	ss. 3.11(b)
Preferred Stock	ss. 2.01(b)
Redemption Funds	ss. 2.03(b)
Second Adjustment Statement	ss. 2.03(d)
Second Proposed Adjustment	ss. 2.03(d)
Securities Act	ss. 6.02(b)
Series D Preferred Stock	ss. 2.01(b)
Series E Preferred Stock	ss. 2.01(b)
Shares	ss. 2.01(b)
Shareholder Approval	ss. 3.04
Shareholders’ Meeting	ss. 6.01(a)
Superior Acquisition Proposal	ss. 6.02(d)
Surviving Corporation	ss. 1.01
Tail Period	ss. 6.03(c)
Tail Policy	ss. 6.03(c)
Tax or Taxes	ss. 3.15(k)
Tax Returns	ss. 3.15(k)
Voting Agreement	ss. 6.04

          (c) When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a person are also to its permitted successors and assigns. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
     SECTION 9.04 Severability. If any term or other provision of this Agreement is finally adjudicated by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
     SECTION 9.05 Disclaimer of Other Representations and Warranties. Parent, Merger Sub and the Company each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the Transactions, (b) no person has been authorized by any party to make any representation or warranty relating to itself or its businesses or otherwise in connection with the Transactions and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information is the subject of any representation or warranty set forth in this Agreement.

     SECTION 9.06 Entire Agreement; Assignment. This Agreement (together with the Confidentiality Agreement, Company Disclosure Schedule, and the other documents delivered pursuant hereto), constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) without the prior written consent of the other parties hereto, except that Parent and Merger Sub may assign all or any of their rights, but not their obligations, hereunder to any direct or indirect wholly owned subsidiary of Parent.
     SECTION 9.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (i) Section 6.03 which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons, and (ii) Article II which is intended to be for the benefit of those persons entitled to receive the Merger Consideration, Redemption Amount and payments pursuant to Section 2.06 to the extent that their right to receive such payment may be enforced by such persons after the Closing Date.
     SECTION 9.08 Remedies; Specific Performance. The parties hereto agree that upon a breach of any of the terms or provisions of this Agreement then in addition to any remedies available at law or equity the Parent, Merger Sub and Company shall have the right to seek specific performance of the terms hereof, to the extent available under applicable Law.
     SECTION 9.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida applicable to contracts executed in and to be performed in that State, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Circuit Court of Broward County, Florida. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Circuit Court of Broward County, Florida for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by the above-named court.
     SECTION 9.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     SECTION 9.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
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     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GUARDIAN INTERNATIONAL, INC.
By /s/ Harold Ginsburg
Name:	Harold Ginsburg
Title:	Chief Executive Officer

DEVCON INTERNATIONAL CORP.
By /s/ Stephen J. Ruzika
Name:	Stephen J. Ruzika
Title:	Chief Executive Officer

DEVCON ACQUISITION, INC.
By /s/ Stephen J. Ruzika
Name:	Stephen J. Ruzika
Title:	Chief Executive Officer

EXHIBITS

Exhibit A	-	Amended and Restated Articles of Incorporation
Exhibit B	-	Amended and Restated Bylaws
Exhibit C-1	-	Shareholders Executing Voting Agreement
Exhibit C-2	-	Voting Agreement
COMPANY DISCLOSURE SCHEDULES

Section 3.01(b)	-	Subsidiaries
Section 3.01(c)	-	Investments
Section 3.03(a)	-	Options and Warrants
Section 3.03(c)	-	Restrictions
Section 3.03(f)	-	Shareholders
Section 3.04	-	Shareholder Approval Rights
Section 3.05	-	Company Consents
Section 3.07(a)	-	Financial Statements
Section 3.07(b)	-	Undisclosed Liabilities
Section 3.09	-	Absence of Certain Changes
Section 3.10	-	Litigation
Section 3.11(a)	-	Employees and Compensation
Section 3.11(b)	-	Benefit Plans
Section 3.13(b)	-	Leased Real Property
Section 3.13(d)	-	Equipment and Personal Property
Section 3.14	-	Intellectual Property
Section 3.15(a)	-	Taxes
Section 3.15(b)	-	Tax Audits and Investigations
Section 3.15(e)	-	Tax Waivers and Extensions
Section 3.17(a)	-	Contracts
Section 3.17(c)	-	Affiliate Contracts
Section 3.17(d)	-	Accounts Receivable
Section 3.17(e)	-	Guarantees
Section 3.17(f)	-	Bank Accounts
Section 3.17(g)	-	Major Suppliers
Section 3.17(i)	-	Names, Locations, Acquisitions
Section 3.18	-	Insurance
Section 3.20	-	Interested Party Transactions
Section 3.22(b)	-	Discounted Alarm Contracts
Section 3.23	-	Large Customers
Section 5.01	-	Exceptions to Conduct of Business Pending Merger
Section 9.03	-	RMR Definition Qualification and Calculation